     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 6, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          OCULEX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2834                         52-2227861
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
              of                 Classification Code Number)        Identification Number)
incorporation or organization)

                             639 N. PASTORIA AVENUE
                            SUNNYVALE, CA 94086-2917
                                 (408) 481-0424
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                DONALD J. EATON
                            CHIEF EXECUTIVE OFFICER
                          OCULEX PHARMACEUTICALS, INC.
                             639 N. PASTORIA AVENUE
                            SUNNYVALE, CA 94086-2917
                                 (408) 481-0424
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

           Matthew B. Hemington                                Frederick W. Kanner
            Cooley Godward LLP                                   Robert M. Smith
           Five Palo Alto Square                              Dewey Ballantine LLP
            3000 El Camino Real                            1301 Avenue of the Americas
            Palo Alto, CA 94306                              New York, NY 10019-6092
              (650) 843-5000                                     (212) 259-8000

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If the form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM
                 TITLE OF EACH CLASS OF                             AGGREGATE                     AMOUNT OF
               SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)(2)            REGISTRATION FEE
Common stock, par value $.001 per share..................          $80,500,000                     $21,252

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

(2) Estimated solely for the purpose of calculating the registration fee.
                         ------------------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS            SUBJECT TO COMPLETION           APRIL   , 2000
--------------------------------------------------------------------------------

            SHARES

[OCULEX LOGO]

COMMON STOCK

----------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $      and $      per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "OCLX."

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE      TOTAL
----------------------------------------------------------------------------------
PUBLIC OFFERING PRICE                                         $           $
----------------------------------------------------------------------------------
UNDERWRITING DISCOUNTS AND COMMISSIONS                        $           $
----------------------------------------------------------------------------------
PROCEEDS, BEFORE EXPENSES, TO OCULEX                          $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to       shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$      , and the total proceeds, before expenses, to Oculex will be $      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about              ,
2000.

WARBURG DILLON READ LLC

                   BANC OF AMERICA SECURITIES LLC

                                      DAIN RAUSCHER WESSELS

                            DESCRIPTION OF GRAPHICS

[Inside Cover]

    Centered heading at top of page with Company's name and the title "The First Biodegradable Pharmaceuticals Designed For Sustained Intraocular Drug Delivery." Below this heading is a graphic depicting a cross-section illustration of the eye. The graphic depicts a DDS-Registered Trademark- implant inserted in the eye and identifies the key anatomical structures of the eye.

    The bottom of the page contains 3 graphics. The top graphic is a scale photo of a DDS implant. The middle graphic is a graph depicting the sustained release capability of Surodex. The bottom graphic is a photo of an eye following cataract surgery.

--------------------------------------------------------------------------------

Through and including              , 2000 (the 25th day after commencement of
this offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary.....................         3

The offering...........................         5

Summary financial and operating data...         6

Risk factors...........................         7

Forward-looking information............        18

Use of proceeds........................        19

Dividend policy........................        19

Capitalization.........................        20

Dilution...............................        21

Selected consolidated financial data...        23

Management's discussion and analysis of
  financial condition and results of
  operations...........................        25

Business...............................        31

Management.............................        46

Related party transactions.............        57

Principal stockholders.................        59

Description of capital stock...........        61

Shares eligible for future sale........        65

Underwriting...........................        67

Legal matters..........................        69

Experts................................        69

Where you can find more information....        70

Index to consolidated financial
  statements...........................       F-1

DDS-Registered Trademark-, Surodex-Registered Trademark- and
Suroquin-Registered Trademark- are trademarks of Oculex Pharmaceuticals, Inc. This prospectus also refers to trademarks and trade names of other organizations.

--------------------------------------------------------------------------------

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock that we discuss under "Risk factors." Our principal executive offices are located at 639 N. Pastoria Avenue, Sunnyvale, California, 94086. Our telephone number is (408) 481-0424. Our web site is http://www.oculex.com. We do not intend the information found on our web site to be a part of this prospectus.

OUR BUSINESS

We are a leading ophthalmic drug delivery company that has created a novel technology platform to enable the treatment of major diseases and conditions that occur inside the eye. Our proprietary drug delivery system, DDS, is the first biodegradable, sustained release system designed to deliver drugs directly into the interior of the eye. We are applying our DDS technology to develop our own proprietary brand name products, using existing generic and third-party compounds. We are focused on developing products for the treatment of major sight-threatening eye diseases and conditions where effective treatment is currently unavailable. In addition, we target eye conditions where we believe our DDS technology offers superior treatment to existing drug delivery methods such as eye drops or injections, which are inefficient and cumbersome.

Our two lead products, Surodex and Posurdex, target the treatment of post-surgical inflammatory conditions within the eye. These products contain the very potent generic steroid, dexamethasone.

- Surodex is indicated for the treatment of inflammation following cataract surgery, the most frequently performed surgery in the United States. Inflammation in the front of the eye occurs after every cataract surgery. Standard therapy currently consists of eye drops that need to be taken four to six times per day for approximately one month. We have demonstrated that a single dose of Surodex can reduce inflammation over a period of seven days. We have completed Phase III trials in the United States and are currently preparing a new drug application, or NDA, filing. We have entered into a marketing alliance with Bausch & Lomb for the commercialization of Surodex in the United States and Europe following regulatory approvals.

- Posurdex, our lead back of the eye product, is designed to treat inflammation that typically occurs after vitreal and retinal surgeries. It is estimated that there are over 500,000 such surgical procedures in the United States each year. Currently, there is no effective treatment for this condition. Our early stage clinical trials have demonstrated that Posurdex is effective at treating inflammation in the back of the eye. In addition, we believe that Posurdex may provide therapeutic value in treating certain major back of the eye diseases and conditions that may be induced or exacerbated by the presence of inflammation. These diseases and conditions, namely uveitis, age-related macular degeneration, or AMD, and macular edema are chronic and degenerative eye conditions that, in the aggregate, afflict over 4 million people in the United States alone. We have obtained Phase I safety data through compassionate use applications and are currently designing our Phase II clinical trials in the United States. We intend to market Posurdex directly to a specialized group of approximately 2,000 ophthalmologists in the United States.

We have four additional product candidates in early-stage clinical development that provide treatments for: glaucoma surgery, corneal transplant rejection, cataract and glaucoma post-surgical infections and back of the eye infections.

In addition to the development of our own products, we are pursuing research collaborations with several of the world's leading ophthalmic companies. Recently, we entered into a strategic research alliance with Allergan
Sales, Inc. to formulate up to five of Allergan's proprietary compounds with our DDS technology.

THE NEED FOR EFFECTIVE INTRAOCULAR DRUG DELIVERY

Today, drug delivery to the inside of the eye is problematic and continues to be one of the greatest challenges for ophthalmic drug manufacturers. The standard therapy for treating virtually all eye diseases and conditions is to deliver drugs through eye drops. Eye drops currently account for approximately 95% of the worldwide sales of ophthalmic pharmaceuticals. Eye drop therapy is generally characterized by inefficient penetration into the front of the eye and virtually no penetration into the back of the eye. Other existing drug delivery systems such as systemic therapy and injections provide limited value due to inefficiency and potential toxicity, leaving many serious back of the eye diseases and conditions ineffectively treated. We believe this unmet medical need can be illustrated by the fact that, while 40% of all eye diseases and conditions occur in back of the eye, only 5% of ophthalmic pharmaceutical sales come from drugs designed to treat such diseases and conditions.

OUR DDS TECHNOLOGY

Our DDS technology is a micro-size polymer system that enables the encapsulation of a drug to be implanted within the eye. This allows our DDS products to discharge the therapeutic agents directly to the area needing medication over a predetermined period of time. Unlike any other ocular implant system that has been developed, this technology has the unique characteristic of being completely biodegradable.

We believe that our DDS technology will provide the basis for the next generation of treatment of diseases and conditions affecting the inside of the eye. The DDS platform is versatile and can be applied to a broad universe of compounds. Products developed with our DDS technology offer the following unique features:

- programmable drug delivery that provides a release of the appropriate dose of a drug to the affected area over a predetermined period of time;

-   complete biodegradability, eliminating the need for surgical removal;

- ease of insertion, either at the time of surgery or through a minimally invasive surgical opening;

-   ensured patient compliance, a problem inherent with eye drops; and

-   a low cost manufacturing process utilizing readily available ingredients.

OUR GROWTH STRATEGY

Our goal is to utilize our DDS technology to become the leader in developing and commercializing a portfolio of products to treat the broad spectrum of diseases and conditions affecting the interior of the eye. To this end, we intend to:

- focus our initial product development on DDS formulations of existing generic compounds;

- aggressively pursue the clinical development of our lead back of the eye product, Posurdex;

-   retain marketing and distribution rights for our back of the eye products;

-   expand existing and develop new collaborative relationships; and

- identify and in-license compounds with unique properties for treating back of the eye diseases.

THE OFFERING

The following information assumes that the underwriters do not exercise the over-allotment option granted to them to purchase additional shares in this offering.

Common stock we are offering.................                     shares

Common stock to be outstanding after the
  offering...................................                     shares

Proposed Nasdaq National Market symbol.......  OCLX

Use of proceeds..............................  To fund our operations, including continued
                                               development and commercialization of existing
                                               products and research and development of
                                               additional products, to hire additional
                                               personnel and expand our facilities to be
                                               able to meet the needs of our growing
                                               business and for other working capital and
                                               general corporate purposes. See "Use of
                                               proceeds."

The information in this prospectus, unless otherwise indicated, assumes the following:

-   no exercise of the underwriters' over-allotment option;

- automatic conversion of each outstanding share of preferred stock into one share of common stock for an aggregate of 9,990,225 shares;

- issuance of 1,321,473 shares of our common stock on the conversion of the convertible loan on the closing of this offering; and

-   our reincorporation in Delaware prior to the closing of this offering.

The total number of shares of common stock to be outstanding after the offering shown above does not include:

-   up to       shares issuable pursuant to the underwriters' over-allotment option;

- 2,343,191 shares reserved for issuance upon the exercise of stock options outstanding as of March 31, 2000 under our 2000 Equity Incentive Plan at a weighted average exercise price of $0.84 per share;

- 1,955,410 shares available for future grant or issuances under our 2000 Equity Incentive Plan and 400,000 shares available for future purchase under our Employee Stock Purchase Plan; and

- 917,773 shares issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.72 per share.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The as adjusted balance sheet reflects the receipt of the net proceeds from the
sale of         shares of our common stock in this offering at an assumed price
to the public of $    per share, after deducting the underwriting discounts and
commissions and estimated offering expenses. The pro forma net loss per share and shares used in computing pro forma net loss per share give effect to
(i) all of our convertible preferred stock being converted into shares of our common stock on the date of their issuance and (ii) the conversion of our convertible loan into the weighted average number of shares of common stock into which the loan was convertible during the period.

                                                                        YEAR ENDED DECEMBER 31,
                                                                    1997            1998            1999
CONSOLIDATED STATEMENT OF OPERATIONS DATA                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------
Total revenue...........................................            $254            $146            $242
                                                               ---------       ---------       ---------

Costs and expenses:
  Cost of product sales.................................              --              --              35
  Research and development..............................           2,924           5,527           5,717
  Selling, general and administrative...................             885             963           1,432
  Amortization of deferred compensation.................              --              --             295
                                                               ---------       ---------       ---------
Total costs and expenses................................           3,809           6,490           7,479
                                                               ---------       ---------       ---------

Loss from operations....................................          (3,555)         (6,344)         (7,237)
Interest income.........................................             418             611             297
Interest expense........................................            (189)           (236)           (239)
                                                               ---------       ---------       ---------
Net loss................................................         $(3,326)        $(5,969)        $(7,179)
                                                               =========       =========       =========
Basic and diluted net loss per share....................          $(0.86)         $(1.53)         $(1.82)
                                                               =========       =========       =========
Shares used in computing net loss per share, basic and
  diluted...............................................           3,868           3,911           3,941

Pro forma net loss per share, basic and diluted.........                                          $(0.59)
                                                                                               =========
Shares used in computing pro forma net loss per share,
  basic and diluted.....................................                                          12,113

                                                               AS OF DECEMBER 31, 1999
                                                                 ACTUAL      AS ADJUSTED
CONSOLIDATED BALANCE SHEET DATA                                     (IN THOUSANDS)
----------------------------------------------------------------------------------------
Cash and cash equivalents...................................     $2,724               $
Working capital (deficiency)................................       (591)
Total assets................................................      4,539
Accumulated deficit.........................................    (21,133)        (21,133)
Total shareholders' equity..................................        476

Please see Note 1 to our financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

--------------------------------------------------------------------------------

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY-STAGE COMPANY AND MAY NOT SUCCEED IN OUR DEVELOPMENT EFFORTS.

Although we commenced operations in 1989, we are at an early stage of development. We have incurred significant losses to date, and we have generated only limited revenues through the sale of our initial product, Surodex, for one indication in Mexico and Singapore. Since our inception, we have dedicated substantially all of our resources to research and development.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT TO INCUR LOSSES IN THE FUTURE.

We have operating losses and incurred negative cash flows since we commenced our operations in 1989, and our accumulated deficit was approximately $21.1 million at December 31, 1999. We expect to continue to incur substantial additional losses over the next several years as we:

-   expand our research and development efforts;

-   expand our preclinical and clinical testing activities;

-   expand our manufacturing efforts; and

-   plan and build our clinical and initial commercial production capabilities.

The extent of our future losses and the timing of our profitability are highly uncertain. To achieve and sustain profitability, we must, alone or with others, develop, obtain regulatory approval for, manufacture, market and sell products using our intraocular drug delivery system. We may be unable to generate sufficient product or contract research revenue to become profitable or to sustain profitability. Moreover, if the time required to achieve profitability is longer than anticipated, we may not be able to continue our operations.

WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP OR COMMERCIALIZE OUR PRODUCTS.

None of our products have been approved by the United States Food and Drug Administration, or the FDA, for commercial sale in the United States. While our initial lead product Surodex has been approved for commercial sale in Mexico and Singapore, most of our products are still in development, and we face significant technological risks of failure inherent in developing these products. We cannot assure you that we will successfully develop any additional products. We may also abandon some or all of our proposed products before they become commercially viable. If we cannot develop potential products in a timely manner, our business will be impaired.

To successfully commercialize our products, we will need to demonstrate to the FDA that they are safe and effective, will not be subject to physical or chemical instability over time and under differing storage conditions and do not suffer from other problems that would affect commercial viability.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

OUR SUCCESS DEPENDS UPON OBTAINING REGULATORY APPROVALS TO MARKET OUR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS.

The pharmaceutical industry is subject to strict regulation by a wide range of governmental authorities. We cannot predict whether we will obtain regulatory clearance for any product candidate that we develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process governed by the FDA. Similarly, pharmaceutical products cannot be marketed in foreign markets until they have received the approval of the appropriate foreign agency. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources for research and development, testing, manufacturing, quality control and promotion.

Before commencing clinical trials in humans, we must submit and receive approval from the FDA of an Investigational New Drug, or IND, application. Clinical trials are subject to oversight by institutional review boards and the FDA, including tests conducted in conformance with the FDA's good laboratory and clinical practice regulations, informed consent requirements and testing on an adequately large number of subjects. These clinical trials may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

Before receiving FDA approval to market a product, we must demonstrate that the product is safe and effective for the indicated use on the patient population that will be treated. We may encounter delays or rejections due to additional government regulation, future legislation or administrative action or changes in FDA policy that occur during the period of our product development, clinical trials and FDA regulatory review. Even if granted, the FDA can withdraw product clearances and approvals for failure to comply with regulatory requirements or upon the occurrence of unforeseen problems following initial marketing. If we fail to comply with applicable regulatory requirements, we could be subject to regulatory action, including, but not limited to:

-   criminal prosecution;

-   civil penalties;

-   recall or seizure of products;

-   total or partial suspension of production; and

- refusals to permit products to be imported into or exported out of the United States.

Occurrence of any of the above may materially adversely affect our business and results of operations.

WE MAY NOT OBTAIN REGULATORY APPROVALS FOR SOME OR ALL OF OUR PRODUCTS ON A TIMELY BASIS, OR AT ALL, FOR A VARIETY OF REASONS, INCLUDING COST.

Clinical trials are inherently unpredictable. We do not know whether our planned clinical trials will begin on time or whether any of our clinical trials will be completed on schedule, or at all. We cannot assure you that the planned clinical trials of our products will result in regulatory approval or whether any clinical trials will result in marketable products. Moreover, success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. Our proposed clinical trials might be delayed or halted for various reasons, including

--------------------------------------------------------------------------------
8

RISK FACTORS
--------------------------------------------------------------------------------

the possibility that the FDA or foreign regulatory agency does not approve our clinical trial protocol, that physicians perceive our products as ineffective or that patients experience adverse side effects from treatment.

The FDA and foreign regulatory authorities have substantial discretion in the approval process and may impose ongoing requirements for post-marketing studies, which may be costly. Our product development costs will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. If we experience significant delays, our financial results and the commercial prospects for our products will be harmed, our ability to become profitable will be delayed and our needs for additional funding will increase.

WE HAVE LIMITED EXPERIENCE IN CONDUCTING AND MANAGING THE CLINICAL TRIALS NECESSARY TO OBTAIN REGULATORY APPROVAL.

We have limited experience in conducting and managing clinical trials. Our only product to receive regulatory approval is Surodex, which has been approved for sale in Mexico and Singapore. Our success will depend on our ability to successfully conduct clinical trials of our product candidates and obtain regulatory approval so that our products may be commercialized. If we experience significant delays or fail to obtain regulatory approval for our product candidates, our financial results and business operations will be adversely affected.

WE RELY ON THIRD PARTIES TO HELP CONDUCT CLINICAL TRIALS FOR OUR PRODUCT CANDIDATES, AND THOSE THIRD PARTIES MAY NOT PERFORM SATISFACTORILY.

We rely on third parties to help manage and conduct the testing and clinical trials of our products. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approvals for our products and may not be able to successfully commercialize our products. If these third parties do not perform satisfactorily, we may not be able to locate acceptable replacements or enter into favorable agreements with them, or at all.

WE MAY NOT BE ABLE TO PROVE THE SAFETY OF OUR INTRAOCULAR DRUG DELIVERY SYSTEM.

Nearly all of our proposed products are based upon our proprietary intraocular drug delivery system. We may not be able to prove that potential products formulated using our proprietary drug delivery system technology are safe. Our products require lengthy laboratory, animal and human testing. Most of our products are in preclinical testing or the early stage of human testing. If we find that any of our products are not safe, we will not be able to commercialize those products. The safety of intraocular drug formulations will vary with each product and the ingredients used in the formulation of each product is unique. Thus, each of our products may implicate different safety issues and procedures.

IF WE CANNOT MAINTAIN OUR EXISTING REGULATORY APPROVALS FOR SURODEX, WE WILL BE UNABLE TO CONTINUE TO MARKET SURODEX, AND OUR REVENUES WILL SUFFER.

We have obtained regulatory approval to market Surodex in Mexico and Singapore. The manufacturing and marketing of drugs are subject to continuing FDA and foreign regulatory review. Post-approval discovery of previously unknown problems with a product, manufacturing process or facility may result in restrictions, including withdrawal of the product from the market. The manufacturing, distribution, advertising and marketing of pharmaceuticals is subject to extensive regulation. Our existing approvals for Surodex, and any new approval for Surodex or our other products, if granted, could be withdrawn for failure to comply with regulatory requirements. If the regulatory agencies in Mexico and Singapore withdrew their approval for Surodex, we could not

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

market Surodex in those countries, and our revenues would suffer. In addition, governmental authorities could seize our inventory of Surodex or force us to recall Surodex already in the market if we fail to comply with regulations.

THE CONCEPT OF DEVELOPING AN INTRAOCULAR DRUG DELIVERY SYSTEM IS RELATIVELY NEW AND MAY NOT LEAD TO COMMERCIALLY SUCCESSFUL PRODUCTS.

Since there are few products on the market comparable to our product candidates, we have little historical or comparative sales data to rely upon to indicate that products based on an intraocular drug delivery system will achieve commercial success in the marketplace. Even if regulatory authorities approve our intraocular drug delivery system, market acceptance of our products will depend on a number of factors, including:

- perceptions by patients and members of the health care community, including physicians, of the safety and efficacy of our product candidates;

- relative convenience and ease of administration of our intraocular drug delivery system;

- prevalence and severity of adverse side effects associated with our intraocular drug delivery system and our products;

- cost-effectiveness of our product candidates relative to alternative products; and

- the effectiveness of marketing and distribution efforts by us and our licensees and distributors.

Other products currently sold for treatment of eye conditions and diseases are already known to be safe and effective for certain uses and have a history of successful sales in the United States and elsewhere. Our new products, if any, will be competing with drugs that have been approved by the FDA and have achieved commercial success in the United States and elsewhere. If market demand for our products is less than we anticipate, we may not generate sufficient revenues and our business will be harmed.

OUR COMMERCIAL OPPORTUNITY WILL BE REDUCED OR ELIMINATED IF OUR COMPETITORS DEVELOP AND MARKET PRODUCTS THAT ARE MORE EFFECTIVE, HAVE FEWER SIDE EFFECTS OR ARE LESS EXPENSIVE THAN OUR PRODUCT CANDIDATES.

The drug delivery industry is highly competitive and rapidly evolving, with significant developments expected to continue at a rapid pace. Other companies have product candidates in clinical trials to treat conditions for which we are seeking to discover and develop product candidates. These potential competing drugs may result in effective, commercially successful products. Even if our collaborators or we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Our competitors may succeed in developing and marketing products that are either more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

Our competitors include fully integrated pharmaceutical companies and biotechnology companies with current drug discovery efforts, universities and public and private research institutions. Many of the organizations with whom we compete have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and the regulatory approval process and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel, attract parties for acquisitions, joint ventures or other

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collaborations as well as license the proprietary technology that is competitive with ours. If we are unable to successfully compete or respond to competitive pressures, our business and results of operations could be materially adversely affected.

OUR ABILITY TO GENERATE REVENUES WILL BE DIMINISHED IF WE FAIL TO OBTAIN ACCEPTABLE PRICES OR AN ADEQUATE LEVEL OF REIMBURSEMENT FOR OUR PRODUCTS FROM THIRD-PARTY PAYORS.

Our ability to commercialize our products, alone or with collaborators, may depend in part on the extent to which reimbursement for our products will be available from government and health administration authorities, such as Medicare and Medicaid, private health insurers and other third-party payors.

Significant uncertainty exists as to the reimbursement status of newly approved health care products. Third-party payors, including Medicare, are challenging the prices charged for medical products and services. Government and other third-party payors increasingly are attempting to contain health care costs by limiting both coverage and the level of reimbursement for new drugs and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted labeling approval. Cost control initiatives also could decrease the price that any of our collaborators or we would receive for any products in the future. Cost control initiatives also could adversely affect our collaborators' ability to commercialize our products and our ability to realize royalties from this commercialization. If government and other third-party payors do not provide adequate coverage and reimbursement levels for our products, market acceptance of these products will be reduced.

In addition, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of such legislation and regulations could further limit reimbursement for our products. A government third-party payor decision not to provide adequate coverage and reimbursements for our products would limit market acceptance of these products.

IF OUR STRATEGIC PARTNERS DO NOT EFFECTIVELY MARKET PRODUCTS BASED ON OUR TECHNOLOGY, OUR ABILITY TO GENERATE REVENUES WILL BE DIMINISHED.

We rely on strategic partners to market our initial lead product, Surodex, and we expect to rely on strategic partners to market at least some of our other products once they are approved. We believe that our strategic partners will have economic incentives to market these products, but we cannot predict future sales and royalty revenues because our agreements do not contain minimum purchase agreements. We have little or no control over the amount and timing of resources that current and future strategic partners devote to marketing or developing product based on our technology. If our current or future strategic partners do not effectively market products based on our technology, our revenues from product sales and royalties will be significantly reduced.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES.

The testing, marketing and sale of medical products involves an inherent risk of product liability claims and related negative publicity. These claims may be made directly by consumers or by pharmaceutical companies or others retailing such products. Whether or not we were ultimately successful in any product liability litigation, such litigation would require us to expend substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We currently have clinical trial and product liability insurance and will seek to maintain and appropriately increase such insurance coverage as development and

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                                                                              11
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commercialization of our products increases. However, insurance may not be available at a reasonable cost or in sufficient amounts to protect us from all liability claims. The obligation to pay any product liability claim in excess of our insurance coverage or the recall of any of our products could adversely impact our financial condition.

WE HAVE LIMITED COMMERCIAL MANUFACTURING CAPABILITY AND EXPERIENCE, AND WE MAY ENCOUNTER MANUFACTURING PROBLEMS OR DELAYS THAT COULD RESULT IN LOWER REVENUE.

The only product that we have produced in commercial quantities is Surodex, of which we have produced limited quantities for sale in Mexico and Singapore. We may not be able to maintain acceptable quality standards while producing commercial quantities of Surodex and other products for new markets as required under FDA Good Manufacturing Practices, or GMP. To achieve production levels necessary for successful commercialization of our products, we will need to scale-up our manufacturing facilities and maintain adequate levels of inventory. We may not be able to manufacture sufficient quantities to meet market demand for our products. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties. This could reduce our gross margins and expose us to the risks inherent in relying on others. We may not be able to successfully outsource our production or enter into licensing or other arrangements with these third parties, which could adversely affect our business.

In addition, we currently have only two facilities capable of manufacturing our products, one in the United States and one in Singapore. In the event that one or both of these facilities is damaged by natural disaster or otherwise, or a facility becomes incapable of operating at commercial capacity, or at all, due to regulatory or other reasons, our ability to produce our products would be significantly reduced, which would have a material adverse affect on our business.

WE HAVE A LIMITED SALES FORCE AND LIMITED EXPERIENCE IN COMMERCIALIZING OUR PRODUCTS, WHICH MAY CAUSE SIGNIFICANT DIFFICULTIES IN COMMERCIALIZING OUR PRODUCTS.

If certain of our products are approved for commercial sale in the United States, we plan to establish a direct sales force to market at least some of those products in the United States. Our direct sales force may not be sufficiently large or knowledgeable to successfully penetrate the market, and we may not be able to expand our direct sales force to meet our commercial objectives. In addition, our sales force may not be able to address complex scientific and technical issues raised by our customers. Similarly, our customer support personnel also may lack the broad range of technical expertise required to adequately service and support our products in the marketplace. If our direct sales force is unable to successfully market our products, our financial condition will be harmed.

THE UNCERTAINTY OF PATENT AND PROPRIETY TECHNOLOGY PROTECTION MAY ADVERSELY AFFECT US.

Our commercial success will depend in part on obtaining and maintaining patent protection on our products and, if necessary, successfully defending these patents against third-party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. There is a substantial amount of litigation in the biotechnology and pharmaceutical industry with respect to the manufacture, use and sale of new therapeutic products that are the subject of conflicting patent rights. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Moreover, the patent laws of foreign countries differ from those of the United States and therefore the degree of protection afforded by foreign patents may be different. It is possible that patent applications relating to products and technologies we develop may not result in patents being issued or, even if the patents are issued, that we will have a

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competitive advantage or will gain protection against competitors. We cannot ensure that others will not independently develop similar or alternative technologies or duplicate any of our technologies. In addition, there is a substantial backlog of biotechnology patent applications at the US Patent and Trademark Office, and the approval or rejection of patent applications may take several years. The degree of future protection for our proprietary rights is uncertain. We cannot ensure that any of our pending patent applications will result in issued patents, that any patents issued to us or our collaborators will withstand challenges from third parties or that we will develop additional proprietary technologies that are patentable.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure you that:

- we were the first to make the inventions covered by each of patents or our pending patent applications;

-   we were the first to file patent applications for these inventions;

-   any of our pending patent applications will result in patents being issued;

- any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with competitive advantages or will not be challenged by third parties;

-   we will develop additional proprietary technologies that are patentable; or

-   the patents of others will not have an adverse effect on our business.

Others may have filed and in the future may file patent applications covering an intraocular drug delivery system and its uses and other products in our development program. We cannot be certain that any third party has not filed and will not obtain a US patent claiming compounds or drugs or the use of products for the treatment of indications for which we are developing our drugs. If a third party were issued a patent that blocked our ability to commercialize products incorporating our intraocular drug delivery system for any of the indications we are targeting, a legal action could result. If we are unable to resolve legal action brought against us on terms favorable to us, our business and results of operations could be materially adversely affected.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING UPON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS.

Our success will depend, in part, on our ability to operate without infringing on or misappropriating the proprietary rights of others. There can be no assurance that our activities, or those of our licensors, will not infringe patents owned by others. We could face legal actions seeking damages and seeking to enjoin clinical testing, manufacturing and marketing of our alleged infringing product. This type of litigation could consume a substantial portion of our resources, and if there was an adverse outcome, our business would be harmed. As the biotechnology and pharmaceutical industries expand, more patents are issued, and consequently, more of our products could implicate patent infringement claims. In the event that any claims of third-party patents are upheld as valid and enforceable with respect to our products, we could be prevented from practicing the subject matter claimed in such patents or could be required to obtain licenses or redesign our products. As a result, we would be liable to pay damages that may exceed our resources. We cannot be assured that licenses would be available or, if available, would be on commercially reasonable terms, or that we would be successful in any attempt to redesign our products to avoid infringement.

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THE RIGHTS WE RELY UPON TO PROTECT OUR TRADE SECRETS MAY NOT BE ADEQUATE,
ENABLING THIRD PARTIES TO USE OUR TECHNOLOGY.

We rely on trade secrets to protect our technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, which generally provide that proprietary information developed or inventions conceived during the relationship shall be our exclusive property, we may not be able to adequately protect our trade secrets or other proprietary information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

IF WE FAIL TO MANAGE OUR GROWTH, OUR BUSINESS COULD BE HARMED.

We have adopted an aggressive growth plan that includes substantial and increased investments in research and development and investments in facilities that will be required to support growth. This rapid growth and increased scope of operations presents a number of risks, including a higher level of operating expenses, complexities associated with managing a larger and faster growing organization and unanticipated and substantial costs and time delays, any and all of which could adversely affect our business. Demands placed on our clinical staff have been increasing and are expected to continue to increase as a result of later-stage clinical trials of products in development. There can be no assurance that we will be able to effectively oversee and monitor clinical trials of multiple products. Our inability to manage effectively multiple concurrent clinical trials could result in increased cost or delays of our clinical trials.

FAILURE TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL AND CULTIVATE KEY ACADEMIC COLLABORATIONS WILL DELAY OUR PRODUCT DEVELOPMENT PROGRAMS AND OUR BUSINESS DEVELOPMENT EFFORTS.

We have only 59 employees, and our success will depend, in part, on retaining the services of our existing management and key personnel. We are highly dependent on our current management and key scientific and technical personnel, including Donald J. Eaton, Chairman of our board of directors and Chief Executive Officer, Jerry B. Gin, President, and Vernon G. Wong, Chief Scientific Officer, as well as the other principal members of our management. In addition, we will need to hire additional personnel and develop additional collaborations as we continue to expand our research and development activities. Competition for personnel and academic collaborations is intense, particularly in the San Francisco Bay area. We do not know if we will be able to attract, retain or motivate personnel or cultivate collaborations. Our inability to do so or to cultivate collaborations would harm our business and hinder the planned expansion of our business.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN.

We believe that the net proceeds from this offering, existing cash, investment securities and cash flow from sales of Surodex in foreign markets will be sufficient to meet our capital requirements through at least the end of 2001. However, we also expect that our capital outlays and operating expenditures will substantially increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties with clinical

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RISK FACTORS
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studies or to prepare for commercial sales of new products. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. For example, if adequate funds and resources are not available, we may be required to relinquish marketing and distribution rights for our back of the eye products and markets. This could materially adversely affect our business and prospects.

WE USE STANDARD LABORATORY AND MANUFACTURING MATERIALS THAT COULD BE CONSIDERED HAZARDOUS.

Whereas our products do not incorporate any hazardous or toxic materials or chemicals, our operations involve the use of standard laboratory and manufacturing materials that could be considered hazardous. Although we believe that our safety procedures for handling and disposing of such materials comply with all federal and state regulations and standards, the risk of accidental contamination or injury from such materials cannot be entirely eliminated. In the event of an accident involving such materials, we could be liable for any damage and such liability could exceed the amount of our liability insurance coverage and the resources of our business.

RISKS RELATED TO THIS OFFERING

IF OUR OFFICERS, DIRECTORS AND LARGEST STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS, ACTING IN THEIR BEST INTERESTS AND NOT NECESSARILY THOSE OF OTHER STOCKHOLDERS.

Following completion of this offering, our directors, executive officers and principal stockholders and their affiliates will beneficially own approximately
      % of our common stock. Accordingly, they collectively may have the ability to determine the election of all of our directors and the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

THIS OFFERING WILL CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION.

The initial public offering price of our common stock is expected to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering,
you will incur immediate and substantial dilution of approximately $        in
the pro forma net tangible book value per share of common stock from the share price that you pay for the common stock (based upon an assumed initial offering
price of $        per share). If the holders of outstanding options or warrants exercise those options or warrants at prices below the initial offering price, you will incur further dilution.

OUR STOCK PRICE MAY BE VOLATILE, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

Prior to this offering, there has been no public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. You may not be able to sell your stock quickly or at the market price if trading in our stock is not active. The initial public offering price of our common stock will be determined by negotiations between the

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RISK FACTORS
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representatives of the underwriters and us and may not be indicative of future market prices. The following factors will be among those considered in determining the initial public offering price of our common stock:

-   clinical trial data;

-   prevailing market conditions; and

-   estimates of our business potential and earnings prospects.

If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

The market prices for securities of biotechnology and pharmaceutical companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

- results, or the perceived results, of our clinical trials by us or our competitors;

- announcements of technological innovations or new commercial products by our competitors or us;

- changes in existing or potential corporate partnerships or licensing agreements;

-   regulatory developments in the United States and foreign countries;

-   changes in estimates of our performance by securities analysts;

- developments concerning our patents or other proprietary rights or those of our existing or potential competitors;

- publicity regarding actual or potential medical results relating to products under development by our competitors or us;

-   period-to-period fluctuations in financial results; and

-   actual or threatened litigation.

SUBSTANTIAL SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock. After completion
of this offering, we will have outstanding [      ] shares of common stock,
assuming no exercise of outstanding options after March 31, 2000 and no exercise
of the underwriters' over-allotment option. Of these shares, the       shares
sold in this offering will be freely tradeable without restriction or further regulation, other than shares purchased by our officers, directors or other "affiliates" within the meaning of Rule 144 under the Securities Act of 1933.

The remaining 15,095,044 shares of common stock held by existing stockholders may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another

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RISK FACTORS
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exemption from registration. These shares will become eligible for public resale at various times over a period of less than one year following the completion of this offering, subject to volume limitations. The holders of 8,628,258 shares of common stock are entitled to registration rights.

After this offering, we intend to register approximately 4.7 million shares of our common stock which are reserved for issuance upon exercise of options granted under our stock option plans. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates. See "Shares eligible for future sale."

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS, DELAWARE LAW AND CHANGE OF CONTROL CLAUSES IN SOME OF OUR EXECUTIVES' OPTIONS CONTAIN PROVISIONS THAT COULD DISCOURAGE A THIRD PARTY FROM ACQUIRING US, WHICH MAY BE BENEFICIAL TO OUR STOCKHOLDERS.

Provisions of our amended and restated certificate of incorporation and bylaws, as well as certain provisions of Delaware law to which we are subject, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

- authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and could include voting, liquidation, dividend and other rights superior to those of our common stock and could adversely affect the rights of common stockholders and hinder a takeover attempt;

-   limit who may call a special meeting of stockholders;

- prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

- establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more of our significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

The options issued to Donald J. Eaton, our Chief Executive Officer, Douglas Hawkins, our Chief Financial Officer, and Michael Nash, our Executive Vice President of Sales and Marketing, include a provision which provides that if we experience a change of control and their employment is terminated without cause following the change of control, or if their employment responsibilities are materially reduced or altered following a change of control, or their place of employment is moved more than 50 miles, then all of their unvested options are immediately vested. This could discourage a third party from acquiring us.

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FORWARD-LOOKING INFORMATION

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of those statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock
that we are offering will be approximately $      million at an assumed initial
public offering price of $      per share after deducting estimated underwriting
discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds
will be approximately $    million.

We currently intend to use the net proceeds to fund our operations, including continued clinical development and commercialization of existing products as well as research and development of additional products. In addition, we also intend to use a portion of the net proceeds to hire additional personnel and expand our facilities to be able to meet the growing needs of our business. Although we have no current plans, agreements or commitments with respect to any acquisition, we may, in the future, use a portion of the net proceeds to acquire or invest in products, technologies or companies. We intend to use the balance of the net proceeds for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways that our stockholders may not deem desirable.

The timing and amount of our expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors our board of directors may deem relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of December 31, 1999:

-   on an actual basis;

- on a pro forma basis to give effect to the conversion of all shares of our convertible preferred stock outstanding as of December 31, 1999 and the convertible loan into shares of common stock upon the closing of this offering; and

- on a pro forma as adjusted basis to give effect to the conversion of our preferred stock and the convertible loan into common stock and the receipt
    of the estimated net proceeds from the sale of       shares of common stock
    offered by this prospectus at an assumed initial public offering price of
    $      per share.

                                                                                    PRO     PRO FORMA
                                                                   ACTUAL         FORMA   AS ADJUSTED
                                                               (In thousands, except share amounts)
-----------------------------------------------------------------------------------------------------
Convertible loan............................................       $2,777           $--           $--
Long-term capital lease obligations and other long-term
  liabilities...............................................          429           429           429
Shareholders' equity:
  Preferred stock, no par value; 11,000,000 shares
   authorized, actual; 5,000,000 shares authorized, pro
   forma and pro forma as adjusted; 6,926,174 shares issued
   and outstanding, actual; no shares issued and
   outstanding, pro forma and pro forma as adjusted.........       20,989            --            --
  Common stock, no par value; 20,000,000 shares authorized,
   actual; 75,000,000 shares authorized, pro forma and pro
   forma as adjusted; 3,966,522 shares issued and
   outstanding, actual; 12,175,400 share issued and
   outstanding pro forma;           issued and outstanding,
   pro forma as adjusted....................................        1,714        25,480
Deferred compensation related to stock options..............         (749)         (749)         (749)
Notes receivable from shareholders..........................         (300)         (300)         (300)
Accumulated other comprehensive income (loss)...............          (45)          (45)          (45)
Accumulated deficit.........................................      (21,133)      (21,133)      (21,133)
                                                              -----------   -----------   -----------
Total shareholders' equity..................................          476         3,253
                                                              -----------   -----------   -----------
    Total capitalization....................................       $3,682        $3,682
                                                              ===========   ===========   ===========

The number of shares of common stock issued and outstanding as of December 31, 1999 excludes:

- 1,580,370 and 2,343,191 shares of common stock issuable upon the exercise of options at a weighted average exercise price of $0.41 and $0.84 per share at December 31, 1999 and March 31, 2000, respectively;

- 1,758,028 and 1,955,410 shares of common stock available for grant under our 2000 Equity Incentive Plan as of December 31, 1999 and March 31, 2000, respectively;

- 915,999 and 917,773 shares of common stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $0.72 per share as of December 31, 1999 and March 31, 2000, respectively;

- 3,064,051 shares of common stock issuable upon conversion of 3,064,051 shares of Series D Preferred Stock issued in March 2000; and

- 1,138,297 shares of common stock issued upon the exercise of options between January 1, 2000 and March 31, 2000.

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DILUTION

Our historical net tangible book value as of December 31, 1999 was approximately $0.5 million, or $0.12 per share, based on the number of common shares outstanding as of December 31, 1999. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of December 31, 1999.

Our pro forma net tangible book value as of December 31, 1999 was approximately $3.3 million, or $0.27 per share, based on the pro forma number of shares outstanding as of December 31, 1999 of 12,175,400, calculated after giving effect to the automatic conversion of 6,926,174 shares of our preferred stock outstanding as of December 31, 1999 into 6,926,174 shares of our common stock and the conversion of the convertible loan of $2,777,486 into 1,282,704 shares of our common stock.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of shares in this offering. This represents an immediate increase in pro forma net
tangible book value of $    per share to existing stockholders and an immediate
dilution in pro forma net tangible book value of $    per share to new
investors. The following table illustrates this per share dilution:


Assumed initial public offering price per share.............             $
  Historical net tangible book value per share as of
   December 31, 1999........................................  $  0.12
  Increase attributable to conversion of preferred stock and
   the convertible loan.....................................     0.15
                                                              -------
  Pro forma net tangible book value per share as of
   December 31, 1999........................................     0.27
  Increase attributable to the offering.....................
                                                              -------
Net tangible book value per share after the offering........
                                                                         -------
Dilution per share to new investors.........................             $
                                                                         =======

The following table summarizes, on a pro forma basis as of December 31, 1999, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                                                SHARES PURCHASED        TOTAL CONSIDERATION     AVERAGE PRICE
                                                  NUMBER    PERCENT         AMOUNT    PERCENT       PER SHARE
-------------------------------------------------------------------------------------------------------------
Existing stockholders......................   10,892,696           %   $21,513,048           %          $1.97
New investors..............................                        %                         %              $
                                             -----------   --------   ------------   --------
    Total..................................                   100.0%             $        100%
                                             ===========   ========   ============   ========

The table and calculations above assume no exercise of the outstanding options or warrants described below:

- 1,580,370 and 2,343,191 shares issuable upon exercise of options outstanding at a weighted average exercise price of $0.41 and $0.84 per share at December 31, 1999 and March 31, 2000, respectively;

- 915,999 and 917,773 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $0.72 per share at December 31, 1999 and March 31, 2000, respectively; and

--------------------------------------------------------------------------------

DILUTION
--------------------------------------------------------------------------------

- 1,758,028 and 1,955,410 shares of common stock available for future grant under our 2000 Equity Incentive Plan at December 31, 1999 and March 31, 2000, respectively; and

- 400,000 additional shares available for future purchase under our 2000 Employee Stock Purchase Plan.

To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management--Employee benefit plans" for further information regarding our stock option plan and stock purchase plan.

If the underwriters exercise their over-allotment option in full, the following will occur:

-   the percentage of shares of our common stock held by existing stockholders
    will decrease to approximately   % of the total number of shares of our
    common stock outstanding after this offering;

-   the number of shares of our common stock held by new public investors will
    increase to           , or approximately   % of the total number of shares
    of our common stock outstanding after this offering; and

-   our pro forma net tangible book value will increase to $    per share to
    existing stockholders and our pro forma net tangible book value will be
    diluted by $     per share to new investors.

--------------------------------------------------------------------------------
22

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

The 1999 pro forma net loss per share and shares used in computing pro forma net loss per share give effect to (i) all of our convertible preferred stock being converted into shares of our common stock on the date of their issuance and
(ii) the conversion of our convertible loan into the weighted average number of shares of common stock into which the loan was convertible during the period.

                                                                       YEAR ENDED DECEMBER 31,
                                                                1995     1996     1997     1998     1999
CONSOLIDATED STATEMENT OF OPERATIONS DATA
                                                                (In thousands, except per share data)
--------------------------------------------------------------------------------------------------------
Revenue:
  Product sales.............................................     $--      $--      $--      $--      $21
  Grants....................................................      --      139       39      131      206
  Contracts.................................................      --       --      215       15       15
                                                              ------   ------   ------   ------   ------
    Total revenue...........................................      --      139      254      146      242
Costs and expenses:
  Cost of product sales.....................................      --       --       --       --       35
  Research and development..................................     838    1,779    2,924    5,527    5,717
  Selling, general and administrative.......................      34      630      885      963    1,432
  Amortization of deferred compensation.....................      --       --       --       --      295
                                                              ------   ------   ------   ------   ------
    Total costs and expenses................................     872    2,409    3,809    6,490    7,479
                                                              ------   ------   ------   ------   ------
Loss from operations........................................    (872)  (2,270)  (3,555)  (6,344)  (7,237)
Interest income.............................................      24      108      418      611      297
Interest expense............................................      --     (217)    (189)    (236)    (239)
                                                              ------   ------   ------   ------   ------
Net loss....................................................    (848)  (2,379)  (3,326)  (5,969)  (7,179)
                                                              ======   ======   ======   ======   ======
Basic and diluted net loss per share........................  $(0.22)  $(0.62)  $(0.86)  $(1.53)  $(1.82)
                                                              ======   ======   ======   ======   ======

Weighted average shares used in computing basic and diluted
  net loss per share........................................   3,833    3,865    3,868    3,911    3,941

Basic and diluted pro forma net loss per
  share (unaudited).........................................                                      $(0.59)
                                                                                                  ======

Weighted average shares used in computing basic and diluted
  pro forma net loss per share (unaudited)..................                                      12,113
                                                                                                  ======

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                         AS OF DECEMBER 31,
                                                      1995           1996           1997           1998           1999
BALANCE SHEET DATA
                                                                           (In thousands)
----------------------------------------------------------------------------------------------------------------------
Cash, cash equivalents and short-term
  investments..............................         $1,648         $5,206        $10,563         $9,319         $2,724
Working capital (deficiency)...............          1,444          5,011         10,365          8,933           (591)
Total assets...............................          1,875          6,197         11,982         10,836          4,539
Long-term debt and capital lease
  obligations, less current portion........          2,062          2,306          2,569          2,757             70
Total shareholders' equity (deficit).......           (404)         3,542          8,807          7,203            476

--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus. Except for the historical information herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of certain events could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk factors" and elsewhere in this prospectus.

Since our inception, we have been engaged in the development of ophthalmic drugs and drug delivery systems. As of December 31, 1999, we had an accumulated deficit of $21.1 million. We have not been profitable since inception and expect to incur additional operating losses over the next several years as our research and development efforts, preclinical and clinical testing activities, marketing and manufacturing scale-up efforts expand. Our sources of working capital have been equity and debt financings, equipment lease financings, government grants, contract research funding and interest earned on investments.

In December 1995, we established our wholly-owned Singapore subsidiary, Oculex Asia Pharmaceuticals Pte Ltd, or Oculex Asia, as a clinical, regulatory, marketing and manufacturing presence in Asia. In February 1996, Oculex Asia was approved to commence clinical trials in Singapore for Surodex. In July 1999, the Singapore Ministry of Health awarded market approval for Surodex, which was launched during the third quarter of 1999. Also, during 1999 Oculex Asia established a manufacturing facility for Surodex and Suroquin. Through this facility it supplies product distribution requirements for both Mexico and Singapore, as well as those required for clinical evaluations by certain other Asian, Central American and South American jurisdictions. Since 1996, Oculex Asia has been reimbursed by Singapore's National Science & Technology Board, or NSTB for 40% of its research and development expenditures. This NSTB reimbursement program is expected to continue through March 31, 2001.

To date, we have not had any material product sales and do not anticipate receiving significant revenues from product sales in 2000. Our revenues to date have been primarily generated through grants and contract revenue for meeting milestones. The timing and realization of revenues in the future are uncertain and dependent on a number of factors, many of which are beyond our control, including: obtaining regulatory approval to market our products in the United States and other foreign jurisdictions; success of our partners and distributors in developing and marketing products based on our technology; and entering into new collaborative agreements and alliances with third parties.

We expect to market and sell Surodex and our other products for the front of the eye primarily through sales and marketing alliances with third parties. Our existing agreements with distributors and other third party sales and marketing partners provide for per units transfer prices and, in the case of our agreement with Bausch & Lomb, we may also receive royalty payments based on the sale of our products. We expect to market our products intended for the back of the eye through a direct sales force in the United States, Canada and Europe.

Our expenses have consisted primarily of costs incurred in research and development, manufacturing scale-up and business development and from general and administrative costs associated with our operations. We expect our research and development expenses to increase in the future as we continue to develop our products.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Our selling, general and administrative expenses consist primarily of compensation and related costs for sales and marketing personnel, management, financing and accounting personnel, professional services and related fees, occupancy costs and other expenses. We expect our selling, general and administrative expenses to increase as we hire new personnel, expand our existing facilities to address any growth that we may experience, and incur costs related to the anticipated growth in our business and cost of operating as a public company.

We have a limited history of operations. We anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market evaluation and acceptance of current or new products, which may result in a lengthy sales cycle, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited operating history makes accurate predictions of future operations difficult or impossible.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES

Total revenues for 1999 were $242,000 compared to $146,000 in 1998. This increase is attributable to initial product sales of Surodex in Mexico and Singapore of $21,000 and a $75,000 increase in grants from Singapore's NSTB. In both 1999 and 1998 we recognized $15,000 of contract revenues related to the amortization of our Bausch & Lomb license fee of $150,000 received in April 1997.

COST OF PRODUCT SALES

Cost of product sales was $35,000 in the year ended December 31, 1999. These costs exceeded the product sales due to initial one-time manufacturing set up costs and initial low sales volume. We expect our future cost of product sales to be less than related product sales.

RESEARCH AND DEVELOPMENT EXPENSES

The level of research and development expenses remained relatively constant between 1998 and 1999, increasing by $190,000 in 1999 from $5.5 million in 1998. These expenses include salaries and related costs of research and development personnel as well as the cost of consultants, supplies and clinical trials associated with research and development projects. The level of clinical activity in 1999 was similar to that of 1998 and accounts for the modest increase in research and development expenses in 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased to $1.4 million in 1999 from $963,000 in 1998. These expenses consist primarily of salaries and related costs for executive, sales and marketing, finance and other administrative personnel as well as the costs of facilities, insurance, and legal support. The increase in 1999 was primarily attributable to a $250,000 increase in our consulting fees related to additional development of our operating and financing strategies and a $63,000 increase in employee compensation costs.

AMORTIZATION OF DEFERRED COMPENSATION

Amortization of deferred compensation was $295,000 in 1999. Deferred stock compensation represents the difference between the deemed fair value of our common stock and the exercise price of options at the date of grant. These deferred compensation amounts are being amortized using an

--------------------------------------------------------------------------------
26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

accelerated method over the vesting periods of the stock options, which are typically five years. As a result of stock options granted in the first quarter of 2000, we anticipate recording an additional deferred stock compensation charge in the quarter ended March 31, 2000.

INTEREST INCOME

Interest income decreased to $297,000 in 1999 from $611,000 in 1998. Interest income has been derived from earnings on cash and cash equivalents and short-term investments. The reduction in interest income in 1999 was attributable to lower average cash and investment balances compared to 1998.

INTEREST EXPENSE

The interest expense for 1999 was $239,000, relatively unchanged compared to $236,000 in 1998.

INCOME TAXES

We incurred operating losses and accordingly did not record a provision for income taxes for any of the periods presented. As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $10.1 million and $2.0 million, respectively. In addition, we had federal and California research and development tax credit carryforwards of approximately $500,000 and $300,000, respectively. These net operating loss carryforwards and credits will expire at various dates beginning in 2000 through 2019, if not utilized.

Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

Total revenues were $146,000 in 1998 compared to $254,000 in 1997. In both 1998 and 1997 we recognized $15,000 of contract revenues related to the amortization of our Bausch & Lomb license fee of $150,000 received in April 1997. In 1997, we earned a $200,000 milestone under the Bausch & Lomb agreement for completion of Phase II clinical trials of Surodex. No milestones were earned in 1998. This reduction in 1998 contract revenues was partially offset by a $92,000 increase in grants from Singapore's NSTB.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses increased to $5.5 million in 1998 from $2.9 million in 1997. The increase in 1998 was primarily attributable to an additional $1.4 million of consulting, outside services and clinical trial costs related to continued advancement of Surodex towards marketing approval and an additional $771,000 for employee compensation costs to support this and other product development efforts.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses increased to $963,000 in 1998 from $885,000 in 1997. The increase in 1998 reflects higher levels of personnel-related costs to support increased development activities.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTEREST INCOME

Interest income increased in 1998 to $611,000 from $418,000 in 1997. The increase was attributable to the higher average level of cash and cash equivalent and short-term investment balances in 1998 compared to 1997. During the period from December 1997 through June 1998 we raised approximately
$7.0 million through the issuance of 1,328,296 shares of Series C Preferred
Stock.

INTEREST EXPENSE

Interest expense increased to $236,000 in 1998 from $189,000 in 1997 principally as a result of higher average balances due under our long-term debt and capital lease obligations.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations since inception primarily through equity and debt financings, equipment lease financings, government grants, contract research funding and interest earned on investments. As of March 31, 2000 we had received approximately $37.3 million in net proceeds from the sale of our capital stock.

PREFERRED STOCK TRANSACTIONS

                                                                                       NO. OF
                                                                           YEAR        SHARES          AMOUNT
ISSUE                                                                  (dollar amounts in millions)
-------------------------------------------------------------------------------------------------------------
Preferred Stock, Series A...................................         1992-1993       333,000     $0.6 million
Preferred Stock, Series B...................................         1993-1997     5,267,878    $13.4 million
Preferred Stock, Series C...................................         1997-1998     1,328,296     $7.0 million
Preferred Stock, Series D...................................              2000     3,064,051    $15.8 million

Each share of Series A, B, C and D Preferred Stock is convertible into one share of our common stock.

At December 31, 1999, cash and cash equivalents and short-term investments were $2.7 million compared to $9.3 million at December 31, 1998.

Cash used in operating activities was $6.2 million in the year ended
December 31, 1999 compared with $5.7 million used in the year ended
December 31, 1998. The net loss for 1999 of $7.2 million was partially offset by non-cash charges for depreciation and amortization of deferred compensation of $695,000 and an increase in accrued interest on our convertible loan of $207,000.

Cash provided by investing activities was $5.7 million in 1999 compared to $1.2 million in 1998. In 1999, net proceeds from the maturities and purchases of short-term investments were $6.0 million compared to $1.4 million of net proceeds in 1998. Purchases of property and equipment were $333,000 in 1999 compared to $224,000 in 1998.

Cash used in financing activities was $136,000 in 1999 compared to $4.3 million provided by financing activities in 1998. In 1998, we raised approximately
$4.4 million through the issuance of 843,534 shares of our Series C Preferred Stock. No preferred stock financings occurred in 1999.

On March 22, 2000, we raised approximately $15.8 million through the issuance of 3,064,051 shares of our Series D Preferred Stock. In connection with the sale of Series D Preferred Stock, we will record a non-cash charge for the three months ended March 31, 2000 to accrete the value of the Series D Preferred Stock to its deemed fair value under applicable accounting rules. This non-cash charge will be recorded as an increase in accumulated deficit with a corresponding credit to preferred stock.

--------------------------------------------------------------------------------
28

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The development of our technology and proposed products will require a commitment of substantial funds to conduct the costly and time-consuming research and preclinical and clinical testing activities necessary to develop and refine such technology and proposed products and to bring any such products to market. Our future capital requirements will depend on many factors, including the following:

-   the time and costs involved in obtaining regulatory approvals;

- continued progress and the results of the research and development of our technology and drug delivery systems;

- our ability to establish and maintain favorable collaborative arrangements with others;

-   progress with and results of preclinical studies and clinical trials;

- the cost of development and the rate of scale-up of our production technologies;

- the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims; and

-   the need to acquire licenses or other rights to new technology.

We believe our existing cash and cash equivalents, together with the net proceeds of the offering, will be sufficient to fund our operating expenses and capital equipment requirements through at least December 2001.

We do not have a credit facility or other committed sources of capital. To the extent our capital resources are insufficient to meet future capital requirements, we will need to raise additional capital or incur indebtedness to fund our operations. Additional debt or equity financing may not be available on acceptable terms, or at all. If adequate funds are not available to us when needed on acceptable terms, we may be required to delay, reduce the scope of, or eliminate our research and development programs, reduce our commercialization efforts, forego future opportunities, and we may be unable to respond to competitive pressures or unanticipated requirements. Further, in order to raise additional funds, we may need to enter into arrangements with others that may require us to relinquish rights to certain technologies or products that we might otherwise seek to develop or commercialize.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, or SFAS 133. SFAS 133 requires us to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in the fair value of the assets, liabilities, or firm commitments through earnings, or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the derivative's change in fair value will be immediately recognized in earnings. SFAS 133 is effective for years beginning after June 15, 2000. We do not currently hold any derivatives and do not expect this pronouncement to materially impact the results of operations.

In March 1999, the FASB issued an exposure draft entitled ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, which is a proposed interpretation of APB Opinion No. 25 that has an effective date for certain transactions of December 15, 1998. However, the exposure draft has not been finalized. Once finalized and issued, the current accounting practices for transactions involving stock compensation may need to change and such changes could effect our future earnings.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The application of SAB No. 101 is not expected to have a material impact on our financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Most of our cash equivalents and capital lease obligations are at fixed interest rates; therefore, the fair value of these investments is affected by changes in the market interest rates. However, because our investment portfolio is primarily comprised of investments in money market funds, an immediate 10% change in market rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected by any significant degree by the effect of a sudden change in market interest rates on our investment portfolio. As our international operations have been minimal to date, we believe that we have no material exposure to foreign exchange rate fluctuations. We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

--------------------------------------------------------------------------------
30

--------------------------------------------------------------------------------

BUSINESS

OVERVIEW

We are a leading ophthalmic drug delivery company that has created a novel technology platform to enable the treatment of major diseases and conditions that occur inside the eye. Our proprietary drug delivery system, DDS, is the first biodegradable, sustained release system designed to deliver drugs directly into the interior of the eye. We are applying our DDS technology to develop our own proprietary brand name products, using existing generic and third-party compounds. We are focused on developing products for the treatment of major sight-threatening eye diseases and conditions where effective treatment is currently unavailable. In addition, we target eye conditions where we believe our DDS technology offers superior treatment to existing drug delivery methods such as eye drops or injections, which are inefficient and cumbersome.

Our drugs target major eye diseases and conditions where effective treatment is currently unavailable. In addition, we target eye conditions where we believe our DDS technology offers superior treatment to existing drug delivery methods, such as eye drops or injections, that are inefficient and cumbersome. Our first product, Surodex, has completed Phase III clinical trials in the United States. We have entered into a marketing alliance with Bausch & Lomb for the commercialization of Surodex in the United States and Europe following regulatory approvals. In addition to the development of our own products, we are pursuing research collaborations with several of the world's leading ophthalmic companies. Recently, we entered into a strategic research alliance with Allergan, Inc. to formulate up to five of Allergan's proprietary compounds with our DDS technology.

Today, drug delivery to the inside of the eye is problematic and continues to be one of the greatest challenges for ophthalmic drug manufacturers. The standard therapy for treating eye diseases and conditions is to deliver drugs through eye drops. Eye drops currently account for approximately 95% of the worldwide sales of ophthalmic pharmaceuticals. Eye drop therapy is generally characterized by inefficient penetration into the front of the eye and virtually no penetration into the back of the eye. In addition, other existing drug therapies provide little or no therapeutic value to the back of the eye, leaving many serious diseases and conditions ineffectively treated. We believe this is an unmet medical need illustrated by the fact that, while 40% of all eye diseases and conditions occur in back of the eye, only 5% of ophthalmic pharmaceutical sales come from drugs designed to treat such diseases and conditions.

We believe that our DDS technology will provide the basis for the next generation of treatment of diseases and conditions affecting the eye. Our two lead products, Surodex and Posurdex, are designed to treat inflammatory conditions within the eye. The active ingredient in both lead products is dexamethasone, one of the most potent and widely used steroids for treating a variety of inflammatory conditions. The problem within the eye is that the natural inflammatory response, unless properly controlled, can cause serious eye problems or diseases. By focusing our initial development efforts on the treatment of inflammation, we believe that our lead products will have very broad applicability.

- Surodex is designed to treat inflammation in the front of the eye following cataract surgery. Cataract surgery is the most frequently performed surgery in the United States, with over 2.3 million procedures performed annually. Inflammation in the front of the eye occurs after every cataract surgery. Current therapy consists of eye drops that need to be taken four to six times per day for approximately one month. Surodex implanted within the eye reduces inflammation in one

--------------------------------------------------------------------------------

BUSINESS
--------------------------------------------------------------------------------

    week to levels achieved by eye drops in one month. Surodex has been approved for this indication in two foreign countries, where we have begun selling the product. In the United States, we have completed our Phase III trials and are currently preparing a new drug application, or NDA, filing.

- Posurdex is designed to treat inflammation in the back of the eye. The initial indication we are seeking is for the treatment of inflammation that typically occurs after vitreal and retinal surgeries. It is estimated that there are over 500,000 such surgical procedures in the United States each year. We have secured an IND for Posurdex. In addition, we have obtained our Phase I safety data through compassionate use applications and are currently designing our Phase II clinical trials in the United States. Our early stage clinical trials have demonstrated that Posurdex is effective at treating inflammation in the back of the eye. In addition, we believe that Posurdex may provide therapeutic value in treating certain major back of the eye diseases and conditions that may be induced or exacerbated by the presence of inflammation. We intend to market Posurdex directly to the specialized group of approximately 2,000 ophthalmologists in the United States that perform vitreal and retinal surgeries.

We have four additional product candidates in early-stage clinical development which provide treatments for: glaucoma surgery, corneal transplant rejection, cataract and glaucoma post-surgical infections, and back of the eye infections.

MARKET OPPORTUNITY FOR INTRAOCULAR DRUG DELIVERY

BACKGROUND

Today, the majority of all ophthalmic drugs are delivered in the form of eye drops. While eye drop therapy is generally effective in treating diseases and conditions on the surface of the eye, it is generally ineffective for treating diseases and conditions in the back of the eye and effective only for some diseases and conditions in the front of the eye. Despite these limitations and the lack of any indication to treat conditions within the eye, ophthalmologists routinely prescribe eye drops to treat such conditions given the absence of an effective alternative therapy. To overcome the limitations of eye drops, a number of leading ophthalmic companies have sought or are seeking to develop effective drugs for diseases occurring in the back of the eye. The common challenge for these companies is to deliver, and then maintain, a therapeutic level of the active drug compound within the eye.

The inside of the eye is divided into two segments: the front part of the eye and the back part of the eye. Currently, drugs are delivered to these segments through one of four principal means:

-   topically, in the form of eye drops;

- subconjunctivally, in the form of an injection under the eye's external membrane;

-   systemically, through the body's circulatory system; or

- through intraocular injection, in the form of an injection directly into the eye.

Each of these drug delivery methods has significant limitations for treating diseases and conditions within the interior of the eye.

TOPICAL DRUG DELIVERY

Because of the anatomy and circulatory process of the eye, only a very small amount of the active compound of a drug administered through eye drops penetrates into the front of the eye, and virtually none reaches the back of the eye. This is true for two reasons. First, the cornea, that covers the front of the eye, forms a natural barrier that makes penetration of drug molecules into the front of the eye

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difficult. Typically, less than 1% of a drug compound contained in eye drops reaches the targeted area of the eye. Second, topical drug delivery is further impaired by the constant dilution and drainage of the drug by tear flow over the cornea. Even if the drug molecule penetrates the eye, it is diluted and washed out, often very quickly, by the circulatory process that operates within the eye.

SUBCONJUNCTIVAL INJECTION

Subconjunctival injection involves an injection under the conjunctiva, the outer surface tissue covering the eye. This delivery method is sometimes used in an attempt to overcome the drug penetration problem associated with eye drops. However, even when drugs are administered by subconjunctival injection, the cornea continues to act as a natural barrier permitting only slight penetration of the drug into the front of the eye. In addition, as with topical drug delivery, there is virtually no drug penetration into the back of the eye.

SYSTEMIC DRUG DELIVERY

Systemic drug delivery involves the oral administration, injection or intravenous infusion of a drug as a means to deliver the drug through the patient's circulatory system. Using systemic drug delivery to treat diseases of the eye can be very problematic. The anatomy of the eye includes a blood-eye barrier that inhibits molecules from reaching the eye through the bloodstream. Penetrating this blood-eye barrier requires ophthalmologists to systemically administer massive, and sometimes toxic, amounts of drugs, which may lead to serious, life-threatening complications. For example, systemic administration of Cyclosporin A, a drug used to suppress corneal transplant rejection, may cause a patient to experience lower immunity to infectious diseases such as Hepatitis B. Consequently, in some cases, only drug levels that are ineffective can be delivered to the eye using systemic drug delivery.

DIRECT INJECTION

Often used as a last alternative, direct injection methodologies involve the injection of drugs directly into the eye. While this method overcomes the natural barriers posed by the cornea, tears and the blood-eye barrier, fluid within the eye dilutes and washes out the drug within just a few hours. To counteract this problem, frequent injections are often required, that are inconvenient and potentially traumatic to the patient.

RECENT TECHNOLOGICAL ADVANCES

Recent advances in technology have led to the development of new techniques for treating conditions and diseases inside the eye, and in particular, the back of the eye. Several companies are developing a treatment for the wet form of age-related macular degeneration, or AMD using photodynamic therapy. Wet AMD is characterized by the proliferation of aberrant blood vessels that cause the destruction of the portion of the retina responsible for detailed vision called the macula. This wet form of AMD represents an estimated 15% of the 11 million AMD cases in the United States but accounts for approximately 90% of the severe vision loss associated with the disease. This form of treatment involves activating light-sensitive drugs that have been intravenously injected into the patient with a laser to destroy the aberrant blood vessels beneath the retina. While photodynamic therapy has been shown to successfully destroy the targeted blood vessels, the treatment is not a cure, and repeated procedures are necessary to combat the recurrence of the condition.

CMV retinitis is a progressive disease that occurs in 30% of AIDS patients, and leads to blindness if not properly controlled. Technological advances have also led to the development of a nonbiodegradable implant designed to treat CMV retinitis. The implant provides the sustained release of an antiviral medication into the eye. While the implant solves some of the delivery problems

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associated with traditional treatment methods for CMV, the implant is not biodegradable and, therefore, must be left in the eye permanently or be surgically removed. Moreover, the implant is relatively large and can cause trauma to the eye, resulting in complications.

As a result of these limitations, many prevalent and serious diseases and conditions, particularly in the back of the eye, are left untreated. Moreover, diseases and conditions occurring in the back of the eye also tend to be the most serious. Today there is no effective treatment for serious diseases such as AMD, uveitis and diabetic retinopathy. While 40% of all diseases or conditions occur in the back of the eye, only approximately 5% percent of ophthalmic drug sales in the United States are associated with treatment for such conditions. We believe there is a significant market opportunity for drugs that can effectively treat diseases and conditions occurring in the back of the eye.

THE OCULEX SOLUTION

Our sustained release biodegradable DDS technology is designed to provide optimal delivery of drugs to treat a broad spectrum of diseases and conditions in the front and back of the eye. We have developed this proprietary technology through our innovative approach that employs our expertise in a number of scientific disciplines, including polymer-based formulation and organic and analytical chemistry. The key features of our DDS technology include:

PROGRAMMABLE TARGETED DRUG DELIVERY

Our DDS technology enables the release of the appropriate dose of a drug to the affected area of the eye over the appropriate amount of time. We believe that these features allow for the development of products with optimal treatment characteristics. Our two lead products have demonstrated the ability to treat inflammation inside the eye, each with its own targeted drug delivery characteristics. Surodex is placed in the front of the eye and provides a consistent dose of dexamethasone over a period of seven days. Posurdex is inserted directly into the back of the eye and provides a consistent dose of dexamethasone over a period of approximately one month. We have demonstrated the ability to deliver consistent doses of drugs over specific periods of time up to one year. In addition, the efficiency of drug delivery with our DDS technology enables us to use relatively small doses of active drugs to achieve the desired therapeutic benefit and minimize potential toxic side effects. We believe that the programmable nature of our DDS technology will enable the development of highly specialized drugs that can be delivered to specific areas within the eye.

BIODEGRADABLE THERAPEUTIC SOLUTION

Unlike other existing ocular implants, our polymer-based DDS products are completely biodegradable. Once the active drug has been released, the polymers will completely biodegrade. This biodegradable characteristic eliminates the need for surgical removal of our DDS product, thereby eliminating the risk of further trauma to the eye.

MINIMALLY INVASIVE DELIVERY

Due to their minute size, our DDS products cannot be felt by the patient, nor do they impair the patient's vision. Ophthalmologists can easily insert them into the eye in one of two ways. First, for patients undergoing a surgical procedure, such as cataract surgery, our DDS products can be implanted as part of the procedure. Second, in cases where surgery is not required, they can be implanted

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through a relatively simple procedure, requiring only local or topical anesthesia. In these cases, patients experience minimal discomfort for only a short period of time following the procedure. In addition, given their biodegradable nature, no subsequent operation is required for their retrieval.

VERSATILE DRUG DELIVERY PLATFORM

Our DDS technology and formulation process neither requires, nor results in, the alteration of the chemical or physical properties of an active drug. This is important because it simplifies the formulation process. As a result, we believe we can readily apply our technology to a broad spectrum of compounds. To date, we have used our DDS technology to formulate proprietary drugs with active compounds such as antibiotics, antivirals, steroids and immunosuppressants. We believe that this is a significant competitive advantage, as we can leverage our DDS platform to create a broad array of proprietary ophthalmic pharmaceuticals and thereby address most diseases in the eye.

ENSURED PATIENT COMPLIANCE

When proper treatment regimens require patients to self-administer medicine for extended periods of time, patient compliance, particularly among the elderly, can become problematic. This is especially true with eye drop therapy, where prolonged treatment is often required. With our DDS technology, the patient compliance factor is removed. Patients are thereby relieved of the burden of following a potentially cumbersome treatment regimen.

LOW COST MANUFACTURING

Our DDS products consist of Generally Regarded As Safe, or GRAS, polymers that are readily available and inexpensive. The active compounds for our initial products are generic, and therefore also readily available and inexpensive. Because of the efficiency of our drug delivery system, only small amounts of the active compounds are required. Moreover, the small size of our products minimizes the per unit cost of the polymer raw materials. Finally, we realize manufacturing efficiencies as a result of the extremely small size of our unit doses and a sterilization process that can be performed after manufacturing is complete. This results in a less capital-intensive manufacturing process compared to typical pharmaceutical manufacturing processes.

OCULEX'S GROWTH STRATEGY

Our goal is to be the leader in developing and commercializing a portfolio of products to treat the broad spectrum of diseases and conditions affecting the interior of the eye for which current treatment is either unavailable or inadequate. Our strategy to achieve this objective incorporates the following principal elements:

FOCUS OUR INITIAL PRODUCT DEVELOPMENT ON DDS FORMULATIONS OF EXISTING GENERIC COMPOUNDS

By applying our DDS technology to generic compounds, we create new proprietary drugs that can be sold as brand name pharmaceuticals. Our two lead products are DDS formulations of dexamethasone, a well-known and highly effective generic steroid whose safety and pharmacokinetic characteristics are already well documented. This approach to new product development has several advantages. First, we expect that ophthalmologists will rapidly adopt these products given their familiarity with the active drug compounds. Second, we believe that the use of these compounds will allow us to reduce the preclinical development period, thus reducing the time to market for a new product. Finally, we believe

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that combining available compounds with our proprietary technology reduces product development risk because the underlying compound has already been approved for use and its safety and efficacy are therefore well established.

TARGET THE BACK OF THE EYE AS THE MAJOR GROWTH OPPORTUNITY, AND EXPAND THE APPLICATION OF OUR LEAD PRODUCT FOR THIS AREA

We believe the most significant growth in ophthalmic products over the next few years will be in the development of new drugs to treat diseases in the back of the eye. Our lead back of the eye product, Posurdex, which has been created to treat back of the eye diseases and conditions, is a DDS formulation containing a highly effective generic compound, dexamethasone. The initial indication that we have chosen to seek for Posurdex is inflammation caused by posterior segment surgery. We believe that this strategy provides us with the quickest route to commercialization of our back of the eye products. The reasons for this are threefold:

- first, this indication allows for simple clinical trial design given that the clinical endpoint for these trials, namely, the reduction of inflammation, can be clearly, concisely and easily measured;

- second, this indication allows for relatively short clinical trials given that with Posurdex, reduction of inflammation can be achieved in approximately one month; and

- third, this indication facilitates the recruitment of potential clinical trial patients given that approximately 500,000 back of the eye surgeries are performed annually in the United States with no current effective treatment regimen for the resulting inflammation.

We believe that Posurdex will have broader applications beyond the treatment of post-surgical inflammation. Other major back of the eye diseases and conditions such as uveitis, AMD and macular edema may be induced or exacerbated by the presence of inflammation. These are chronic and degenerative eye diseases and conditions that, in aggregate, afflict over 4 million people in the United States and 20 million worldwide. We plan to conduct clinical trials in support of NDA applications for indications for these diseases and conditions.

RETAIN MARKETING AND DISTRIBUTION RIGHTS FOR OUR BACK OF THE EYE PRODUCTS AND MARKETS

We plan to create a direct sales force in the United States and Europe to market our products for treating diseases in back of the eye. We believe that the competitive environment for these markets is attractive given the relative absence of effective treatments for most back of the eye diseases. In addition, the target prescriber market comprises approximately 2,000 ophthalmologists in the United States. Consequently, we believe that a small specialty sales force will be able to effectively promote our products to these ophthalmologists.

EXPAND EXISTING AND DEVELOP NEW COLLABORATIVE RELATIONSHIPS

In order to enhance our commercial opportunities and effectively leverage our DDS technology, we intend to form collaborative alliances with major ophthalmic companies. Such alliances are intended to maximize our commercial product opportunities by allowing us to:

- GAIN ACCESS TO PROPRIETARY COMPOUNDS THAT WOULD OTHERWISE NOT BE AVAILABLE TO US. We intend to create research alliances to take advantage of the extensive drug discovery performed by large ophthalmic companies. Many of these companies, such as Allergan, are seeking to discover novel active compounds for treatment of diseases in the back of the eye. This approach will enable us to

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    share profits or receive royalties from the sale of products incorporating these compounds. In addition, we will seek to retain manufacturing rights for these new products and thereby generate revenue from the sale of such products to our partners.

- LEVERAGE THE MARKETING AND DISTRIBUTION INFRASTRUCTURES OF OUR PARTNERS. We will continue to selectively enter into marketing and distribution alliances for certain of our products. These collaborations can provide us with marketing clout and ready access to important markets. In general, these alliances will pertain to products that we develop for the anterior segment, such as our agreement with Bausch & Lomb for Surodex. However, for certain geographical markets it may be more advantageous to establish strategic alliances for a broader line of products, including back of the eye products. We have entered into such an agreement with Laboratorios Sophia in Mexico.

IDENTIFY AND IN-LICENSE COMPOUNDS WITH UNIQUE PROPERTIES FOR TREATING BACK OF THE EYE DISEASES

We are seeking opportunities to exploit third-party proprietary drug compounds that are either in late stage development or already on the market for non-ophthalmic indications but may have therapeutic applications for diseases in the back of the eye. Of particular interest would be a compound that could treat diabetic retinopathy. We would in-license such compounds, formulate them with our DDS technology and, if successful with the clinical development process, pay a royalty on sales to the licensor. We believe that in-licensing products to our portfolio will generate significant additional commercial opportunities.

LEAD PRODUCT CANDIDATES

Our lead products are designed to treat and prevent inflammatory diseases and conditions inside the eye. Inflammation is a natural immunological response when cells have been damaged or have become dysfunctional. Any destructive or invasive activity in the eye, such as degenerative diseases or surgery, will injure or destroy cells. The damaged cells then trigger an inflammatory response from the immune system that repairs the damage. Consequences of this response may include leakage of proteins and cells from blood vessels, scar tissue formation and proliferation of blood vessels. The problem within the eye is that the natural inflammatory response to cell damage, unless properly controlled and abated, can cause or contribute to very serious eye problems or diseases. These may include the wet form of age-related macular degeneration, or AMD, macular edema and retinal detachment caused by proliferative vitreoretinopathy, or PVR. Once these conditions manifest themselves through inflammatory damage, they are very difficult to treat and can lead to blindness. Anti-inflammatory drugs are used for inflammatory conditions in all areas of the body; however, the efficacy of these drugs in the eye is extremely poor due to the anatomical and physiological barriers of the eye. The active ingredient in both of our lead products is dexamethasone, a generic steroid that is widely used in the treatment of inflammation. Steroids have been found to be the most effective drugs to modulate inflammatory responses. Because of its potency, dexamethasone is widely used to treat inflammation within the eye. It is delivered in the form of eye drops, direct injection and systemically.

SURODEX

Surodex is indicated for the treatment of inflammation following cataract surgery. Cataract surgery is the most frequently performed surgery in the United States, with 2.3 million procedures being performed annually. Inflammation in the anterior chamber of the eye occurs after every cataract surgery. This inflammation is characterized by pain, redness, photophobia, increased tearing and decreased vision. If not properly treated, this inflammation can cause macular edema, that in turn can

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cause permanent eye damage. The current standard of treatment for patients with this condition is either steroidal or nonsteroidal eye drops. This treatment regimen typically requires four to six applications daily for approximately one month. For many patients, particularly the elderly, this treatment regimen can be very cumbersome and lead to poor compliance. By contrast, Surodex minimizes many of these problems. In a one-step procedure at the end of cataract surgery, the product is placed inside the anterior segment of the eye, directly where the inflammation occurs. Surodex contains 60 micrograms of dexamethasone, roughly the same amount of drug contained in a single eye drop. Because of its minute size, the patient will not recognize the presence of the drug in the eye. Following the conclusion of the drug therapy, the DDS polymer completely biodegrades.

Our testing and clinical studies have shown that Surodex has numerous advantages over steroidal or nonsteroidal eye drops, including:

- ensured patient compliance by eliminating the need to self-administer eye drops four to six times a day for approximately one month;

- faster postoperative recovery, with inflammation reduced in one week to levels achieved by eye drops in one month;

- reduced patient discomfort with more rapid reduction in inflammation, resulting in the patient's experiencing less impaired vision, pain, tearing and photophobia; and

- significantly greater reduction of inflammation in diabetic patients, who experience more severe inflammation from cataract surgery than non-diabetic patients.

The results of our US Phase II clinical trial with Surodex was presented in the industry's leading peer review publication, OPHTHALMOLOGY, in June 1999. Ninety patients were randomized into four treatment groups consisting of one and two units of Surodex compared to placebo and no treatment controls. The Surodex treated patients showed a statistically significant reduction in postoperative inflammation from day three through week three when compared to placebo patients. The study also showed similar or better outcomes for Surodex as compared to placebo patients for safety parameters such as corneal status, corneal edema, fundus status, visual acuity and intraocular pressure.

In a clinical trial conducted in Singapore, we compared dexamethasone eye drops with Surodex in 60 patients. The results of this study were published in OPHTHALMOLOGY in February 1999. Patients treated with Surodex achieved near-complete resolution of inflammation within one week, whereas those treated with dexamethasone eye drops achieved similar levels only after one month. In addition, the data demonstrated that diabetic cataract surgery patients, when treated with Surodex, received an even greater benefit in the reduction of inflammation than non-diabetic patients. The trial showed that diabetic patients experience more inflammation from cataract surgery than non-diabetics; however, treatment with Surodex demonstrated that inflammation in these patients was reduced to approximately the same level as that with non-diabetic patients.

A Phase III trial for our US NDA was completed in December 1999. The trial consisted of two studies, comprising 240 patients and 60 patients, respectively. The study format and results of Phase III confirm the results of our previously published Phase II trial. We are currently preparing the NDA application for Surodex.

POSURDEX

Posurdex is designed to treat inflammatory conditions in the posterior segment of the eye. The initial indication we are seeking for Posurdex is the treatment of acute inflammation following posterior segment surgery. During 1999, there were approximately 500,000 posterior segment surgeries

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performed in the United States alone. The most common of these surgeries is a vitrectomy, a procedure that extracts the vitreous humor, a gel-like fluid from the eye. Vitrectomies are used in conjunction with the treatment of a variety of posterior segment diseases and conditions, including retinal detachment, a very serious sight threatening disorder. Unfortunately, the operation to re-attach a retina produces inflammation that may cause PVR, the forming of scar tissue in the retina that will cause the retina to re-detach. Currently, there is no effective treatment for inflammation associated with these surgical procedures.

We have demonstrated through compassionate use applications that Posurdex can effectively control inflammation caused by posterior segment surgical procedures. Posurdex provides a sustained release of dexamethasone over a period of approximately one month within the posterior segment of the eye. It can be easily implanted into the eye by the ophthalmologist following surgery and will immediately begin working as a site specific anti-inflammatory drug.

Based upon clinical data obtained from our compassionate use applications and published third-party clinical studies, we believe that Posurdex will have broader applications beyond the treatment of postsurgical inflammation. This clinical data suggests that several other degenerative eye diseases and chronic eye conditions such as the wet form of AMD, macular edema and uveitis may be induced or exacerbated by the presence of inflammation. To date, our compassionate use applications have shown Posurdex to have favorable results in several severe and recalcitrant uveitis patients. We are currently designing clinical trials to demonstrate the clinical benefits of using Posurdex for the treatment of these indications.

We have filed an IND for Posurdex. Through our compassionate use applications, we believe that we have obtained sufficient safety data to fulfill Phase I clinical requirements. These compassionate use applications of Posurdex have not demonstrated any significant side effects or toxicity from the use of this drug. We are currently designing our Phase II clinical trial in the United States.

OTHER PRODUCT CANDIDATES

The following table lists our other DDS formulated products. For each respective product we have successfully demonstrated favorable results in either human clinical trials or animal models. We expect to devote significant resources over the next three years toward the clinical development and commercialization of these products.

PRODUCT                                     INDICATION
----------------------------------------------------------------------------------------------------
GlauRx                                      Glaucoma surgery
SuroTrans                                   Corneal transplant rejection
Suroquin                                    Cataract and glaucoma post surgical infections
Posurquin                                   Postsurgical or trauma induced infections

GLAURX

GlauRx is a DDS formulation of dexamethasone designed to treat the primary complication associated with trabeculectomy, a surgical procedure for the treatment of glaucoma. Trabeculectomies reduce glaucoma-induced intraocular pressure by creating a surgical channel that allows for the release of aqueous fluid from the anterior chamber. Following this procedure, inflammation occurs at the surgical site as part of the natural healing process. Unless properly treated, this inflammation may induce the

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formation of scar tissue that closes the surgical opening. Preliminary human studies show that GlauRx, when implanted at the surgical site, minimizes the potential for closure of the surgical opening. Glaucoma affects approximately 2.1% of the general population in the United States.

SUROTRANS

SuroTrans is a DDS formulation of the immunosuppressant Cyclosporin A, designed to prevent the rejection of a transplanted cornea. Inserted at the time of transplant surgery, the product provides a sustained release of Cyclosporin A within the eye for a period of approximately six months. Currently, when the ophthalmologist determines that the body is beginning to reject the transplanted cornea, Cyclosporin A is administered to the patient systemically and topically. Systemic doses of Cyclosporin A are extremely expensive and may cause serious side effects because the patient's immune system is compromised in fighting infections. We believe SuroTrans could become a routine application in all corneal transplants where the risk of rejection to be high due to severe eye trauma. In 1998, there were approximately 36,000 corneal transplants performed in the United States.

SUROQUIN

Suroquin is a DDS formulation of an antibiotic designed to prevent bacterial infections in the anterior segment of the eye following cataract or glaucoma surgeries. Inserted at the time of surgery, Suroquin provides a sustained release of the antibiotic over a period of five to seven days. Antibiotic eye drops are routinely prescribed following cataract or glaucoma surgery, but they do not sufficiently penetrate the cornea to eradicate bacteria in the anterior segment. Based upon our human clinical studies, we believe that Suroquin could be the first product that effectively prevents infections following cataract or glaucoma surgeries. There are over 2.3 million cataract and glaucoma surgery procedures performed in the United States each year.

POSURQUIN

Posurquin is a DDS formulation of an antibiotic designed to prevent and treat infections in the back of the eye and is implanted at the time of surgery to prevent postsurgical infections. Infection inside the eye, known as endophthalmitis, affects a small portion of the population, but is extremely difficult and very expensive to treat. There are currently over 500,000 posterior segment surgeries performed in the United States each year.

STRATEGIC ALLIANCES

Part of our strategy is to establish strategic alliances with pharmaceutical companies. We expect that these collaborations will provide us with marketing resources and access to third-party proprietary compounds. We have entered into a marketing alliance with Bausch & Lomb for the sale of Surodex. We have entered into a research alliance with Allergan, and are currently in discussions with other potential alliance partners.

BAUSCH & LOMB

In April 1997, we entered into two marketing agreements with Storz Instrument Company, which was subsequently acquired by Bausch & Lomb Incorporated. One agreement covers the United States and Canada, and the other covers Europe and South Africa. Under the terms of these agreements, Bausch & Lomb has been granted an exclusive license to market and distribute Surodex, and has paid

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us a one-time licensing fee under each agreement. We are responsible for obtaining the necessary regulatory approvals. The agreement provides for performance standards that must be met by Bausch & Lomb.

Under the agreements, we have retained all manufacturing rights to Surodex. The agreements provide for a minimum transfer price for each unit sold to Bausch & Lomb. We will receive a favorable royalty rate that will increase subject to our completing an additional a clinical study that demonstrates that Surodex is more effective than conventional eye drop therapy for treating inflammation following cataract surgery.

ALLERGAN

In December 1999, we entered into a research agreement with Allergan
Sales, Inc. Under the terms of the agreement, we agreed to formulate up to a total of five proprietary Allergan compounds with our DDS technology, for the purpose of evaluating new drugs to treat disease conditions in the interior of the eye. Allergan is responsible for the selection of the compounds to be developed. We, in turn, will be responsible for the formulation of the compound with our DDS technology, for which Allergan will reimburse us all costs. Allergan will bear responsibility for preclinical testing of these compounds. If a DDS/Allergan compound demonstrates efficacious results, Allergan will have the option to negotiate an exclusive worldwide license to commercialize the product using our DDS technology. The contract provides that we retain exclusive manufacturing rights to any product that is commercialized as part of this collaboration. We received the first Allergan compound in March 2000, and our formulation work is in progress.

INTELLECTUAL PROPERTY

We will be able to protect our technology from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents or is effectively maintained as trade secrets. Accordingly, patents and or other proprietary rights are an essential element of our business. We have conducted original research on a number of aspects relating to intraocular drug delivery, and in particular, to the use of biodegradable polymer systems for intraocular drug delivery. Our research has led to novel ideas that, in turn, have led to us obtain a number of US-issued and foreign-issued patents to date, with a number of additional patent applications pending in the United States and abroad. We have also registered DDS-Registered Trademark-, Suroquin-Registered Trademark- and Surodex-Registered Trademark- as trademarks with the US Patent and Trademark Office.

We are protecting our technology through patents directed to the use of biodegradable polymers for drug delivery to various portions of the eye, and through patents directed to novel formulations of biodegradable drug delivery systems. US Patent Nos. 4,853,224 and 4,997,652, for example, contain claims that address the introduction of biodegradable implants into the chambers and vitreous of the eye, while our US Patent No. 5,164,188 contains claims addressing the introduction of these types of implants into the suprachoroidal space. We also hold patents directed to certain novel formulations of biodegradable implants, to the introduction of various types of biocompatible implants into the suprachoroidal space, as well as to a method for treating macular degeneration. In addition to pursuing patents and patent applications relating to our technology, we may enter into other license arrangements to obtain rights to third-party intellectual property where appropriate.

Our current policy is to file patent applications on what we deem to be important technological developments that might relate to our products or methods of using our products. To date, all inventions have originated in the United States and all of our patent applications were originally filed in the United States. Corresponding foreign applications are filed in European convention countries

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and in selected countries in the rest of the world. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and other issues may limit the patent protection we will be able to secure outside of the United States.

The coverage claimed in a patent application can be significantly reduced before a patent is issued, either in the United States or abroad. Consequently, we do not know whether any of our pending or future patent applications will result in the issuance of patents or, to the extent patents have been issued or will be issued, whether these patents will be subjected to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Furthermore, patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us. In addition, because patent applications in the United States are currently maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications on such inventions.

We rely on trade secrets to protect technology where we believe that patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information.

MANUFACTURING AND FACILITIES

We currently manufacture our products in our own GMP facilities located in Sunnyvale, California, and Singapore. In Singapore, we have produced thousands of units of our initial lead product, Surodex, for sale in Mexico and Singapore. Our facilities have capacities in excess of 1,000,000 units per year. We have recently leased a new 28,000 square foot facility in order to relocate our research and development and administrative functions. Following our relocation, the existing 11,000 square foot Sunnyvale facility will be used exclusively for GMP manufacturing. In Singapore, we are currently planning to expand to an approximately 10,000 square foot facility in order to support administrative, sales and marketing, research and development, and production activities. We anticipate these new facilities will provide us with sufficient space to accommodate our needs for at least the next several years.

SALES AND MARKETING

We plan to establish a series of sales and marketing alliances to commercialize selected DDS products. To date, we have entered into a strategic agreement with Bausch & Lomb for the distribution of Surodex in the United States, Canada and Europe. We have also reached an exclusive distribution agreement for Surodex with Laboratorios Sophia in Mexico and Central America. In many Asian countries, we will market DDS products through Oculex Asia, our Singapore subsidiary. In some of these countries Oculex Asia has already established distributor relationships. Oculex Asia has a Certificate of Free Sale that enables us to export Surodex once regulatory approval is obtained in these countries.

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We anticipate that future strategic alliances will focus on specific product areas, such as products for the front of the eye, and specific geographical markets. Ideal strategic partners will generally have both a substantial commercial presence in the target market and will have a commitment to expand that market via our drug delivery technology. We intend to give preference to sales and marketing partners whose existing products would be compatible with and enhanced by our DDS products.

Due to significant profit potential and relative lack of competition in the back of the eye market, we intend to develop a small specialty sales force in the United States, Canada and Europe for our back of the eye products. Based on the small number of, and relatively easy access to posterior segment surgeons, we anticipate this sales organization can effectively address this market. The creation of our direct sales force is planned to coincide with the approval of Posurdex.

COMPETITION

The ophthalmic pharmaceutical industry is dominated by seven major companies, which together capture approximately 80% of ophthalmic pharmaceutical revenue worldwide: Allergan, Alcon, Bausch & Lomb, Merck, CibaVision (Novartis), Pharmacia & Upjohn and Santen.

Our success depends upon our ability to maintain a competitive position in the development and commercialization of our DDS technology and products in a rapidly evolving industry. We will compete with major ophthalmic pharmaceutical, biotechnology and other drug delivery companies. Many of these companies have substantially greater research and development capabilities, brand awareness, and financial, managerial and marketing resources than we do.

Novel drug delivery systems are being researched by many pharmaceutical companies in order to overcome the lack of treatment for posterior segment disorders. For example, Control Delivery Systems has developed a non-biodegradable intraocular drug delivery system. Their initial product, Vitrasert, is designed to treat CMV retinitis and is marketed and distributed by Bausch & Lomb. While the implant overcomes some of the delivery problems associated with traditional treatment methods for CMV, the implant is not biodegradable and, therefore, must be left in the eye permanently or surgically removed. Moreover, the relatively large size of the implant itself can cause trauma to the eye, resulting in complications.

Several companies are developing a treatment for the wet form of AMD using photodynamic therapy. Photodynamic therapy has been shown to successfully destroy the targeted blood vessels, although repeated procedures are necessary to combat the reoccurrence of the condition.

We believe that our DDS technology provides us with significant competitive advantages in the delivery of intraocular drugs compared to currently known alternatives. However, our competitors could succeed in developing competing technologies and acquire government approval for products before we do. There can be no assurance that competitors will not introduce products that will be competitive with our DDS technology or superior to ours.

GOVERNMENT REGULATION

Our operations and products under development are subject to extensive regulation by the FDA and other governmental authorities in the United States and other governmental authorities in other countries.

The duration of the governmental approval process for marketing new pharmaceutical substances, from the commencement of preclinical testing to the receipt of a governmental final letter of approval for marketing a new substance, varies with the nature of the product and with the country in which

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such approval is sought. For entirely new drugs, the approval process could take eight to ten years or more; however, for reformulations of existing drugs, the process is typically shorter. In either case, the procedures required to obtain governmental approval to market new drug products are costly and time-consuming, requiring rigorous testing of the new drug product. There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any products that we develop.

The steps required before a new human pharmaceutical product can be marketed or shipped commercially in the United States include, in part, preclinical testing, the filing of an Investigational New Drug, or IND application, the conduct of clinical trials and the filing with the FDA of either a New Drug Application, or NDA, for drugs or a Product License Application, or PLA, for biologics.

In order to conduct the clinical investigations necessary to obtain eventual regulatory approval, an applicant must file an IND with the FDA to permit the shipment and use of the drug for investigational purposes. The IND sets forth, in part, the results of preclinical toxicology and efficacy testing and the applicant's plans for clinical testing. If the FDA does not deny the exemption to ship or use the investigative drug or place a "hold" on clinical testing within 30 days of the submission of the IND, it becomes effective and clinical testing may begin after Institutional Review Board approval of research involving human subjects.

Under the FDA's regulations, the clinical testing program required for marketing approval of a new drug typically involves three clinical phases. In Phase I, safety studies are generally conducted on normal, healthy human volunteers to determine the maximum dosages and side effects associated with increasing doses of the substance being tested. In Phase II, studies are conducted on small groups of patients afflicted with a specific disease to gain preliminary evidence of efficacy and to determine the common short-term side effects and risks associated with the substance being tested. Phase III involves large-scale trials conducted on disease-afflicted patients to provide statistical evidence of efficacy and safety and to provide an adequate basis for product labeling. Frequent reports are required in each phase and, if unwarranted hazards to patients are found, the FDA may request modification or discontinuance of clinical testing until further studies have been conducted.

Phase IV testing following FDA approval is conducted either to meet FDA requirements for additional information as a condition of approval, or to expand market acceptance of the pharmaceutical product.

Once clinical testing has been completed pursuant to an IND, the applicant files an NDA or PLA with the FDA seeking approval for marketing the drug product. The FDA reviews the NDA or PLA to determine if the drug is safe and effective, and adequately labeled, and if the applicant can demonstrate proper and consistent manufacture of the drug. The time required for FDA action on an NDA or PLA varies considerably, depending on the characteristics of the drug, whether the FDA needs more information than is originally provided in the NDA or PLA and whether the FDA finds problems with the evidence submitted.

The facilities of each company involved in the manufacturing, processing, testing, control and labeling of drug products must be registered with and approved by the FDA. Continued registration requires compliance with GMP regulations. The FDA conducts periodic establishment inspections to confirm continued compliance with its regulations. Failure to comply with these or other requirements can result in, among other things, administrative or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the FDA to grant approvals or clearances for new devices, withdrawal of existing marketing clearances or approvals, or criminal prosecution.

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We are also subject to various federal, state and local laws, regulations and recommendations relating to such matters as laboratory and manufacturing practices and the use, handling and disposal of hazardous or potentially hazardous substances used in connection with our research and development work.

Although we believe we are in compliance with these laws and regulations in all material respects, there can be no assurance that we will not be required to incur significant costs to comply with environmental and other laws or regulations in the future.

EMPLOYEES

As of April 1, 2000, we had 46 employees in our US operations, 36 of which were in research and development and product development and 10 were in business development, administration and finance. In addition, Oculex Asia had 13 employees, 10 of which were in research and development and product development and three were in business development, administration and finance. We expect our workforce to increase substantially over the next 24 months, especially in the area of research and development, where we intend to add additional scientists. We believe that our future success is dependent upon hiring and retaining highly skilled scientific, sales and marketing and senior management personnel.

FACILITIES

Our principal United States facility consists of approximately 11,000 square feet of general office, research and development and assembly space located in Sunnyvale, California that is leased to us until April 2003. We recently leased approximately 28,000 square feet of general office, research and development and assembly space in Sunnyvale under a lease that will expire in February 2005. We plan to expand our research and development and administrative functions to this facility in the second quarter of 2000. In addition, we also occupy approximately 5,900 square feet of general office space in Sunnyvale, California under a lease that expires in January 2001. Our Singapore facility consists of approximately 10,000 square feet of space that is leased to our subsidiary, Oculex Asia, until January 2001. We believe that our current and newly acquired facilities are adequate to meet our needs for the next twelve months.

LEGAL MATTERS

We are not currently engaged in any legal proceedings.

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MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

NAME                                               AGE      POSITION
----------------------------------------------------------------------------------------------------
Donald J. Eaton.........................         62         Chairman of the Board and Chief
                                                            Executive Officer
Jerry B. Gin, PhD.......................         57         President and Director
Vernon G. Wong, MD......................         68         Chief Scientific Officer and Director
Douglas Hawkins.........................         52         Chief Financial Officer, Senior Vice
                                                            President
Michael Nash............................         42         Executive Vice President of Sales and
                                                            Marketing
Mae W. Hu, PhD..........................         57         Vice President of Research and
                                                            Development
Benjamin F. Ross........................         50         Vice President of Operations
King Y. Lee, MD (1)(2)..................         64         Director
Michael F. Bigham (1)(2)................         42         Director
Ernest Mario, PhD (1)(2)................         61         Director

------------

(1) Member of the audit committee.

(2) Member of the compensation committee.

DONALD J. EATON Mr. Eaton joined us as our Chairman of the Board and Chief Executive Officer in March 2000. From April 1999 to March 2000, Mr. Eaton served as a consultant to Oculex. Prior to becoming associated with us, Mr. Eaton was the founder of Mimetix, Inc., a biopharmaceutical company focused on pain management and woman's drugs, where he served as Chairman and CEO from the company's 1992 inception until 1998. Mr. Eaton was the founder of Summa Care, Inc., a developer of dermatological products, and served as CEO and President from the company's inception in 1987 to 1991. From 1981 to 1986, Mr. Eaton served as CEO and President of Endotherapeutics, Inc., a medical device company. Mr. Eaton served as CEO and President of Mycogen Corporation, an ag-biotechnology company from 1982 to 1984. Mr. Eaton received his BS and JD degrees from Santa Clara University.

JERRY B. GIN, PHD Dr. Gin co-founded Oculex and has served as our President since our inception. Until March 2000, Dr. Gin also served as our Chief Executive Officer. Prior to founding Oculex, Dr. Gin was founder and served as Executive Vice President of ChemTrak, Inc., from 1988 until 1993. Dr. Gin served in various executive positions in the healthcare and pharmaceutical divisions of Dow Chemical from 1970 to 1983 and at Syntex/Syva from 1983 to 1988. Dr. Gin received his BS degree in Chemistry from the University of Arizona, his MBA from Loyola College, and his PhD in Biochemistry from the University of California at Berkeley.

VERNON G. WONG, MD Dr. Wong co-founded Oculex in 1989 and has served as our director and Chief Scientific Officer since 1993. Prior to founding Oculex,
Dr. Wong co-founded Visionex, Inc. with Dr. Jerry Gin in 1986. From 1972 to 1991, Dr. Wong was a Professor of Ophthalmology at Georgetown University School of Medicine and Director of Ocular Oncology at the Vincent T. Lombardi Cancer Center. Dr. Wong received his BA degree in Chemistry and Physics from Pennsylvania State University and his MD from Jefferson Medical College.

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DOUGLAS HAWKINS  Mr. Hawkins joined us as our Chief Financial Officer in
February 2000. Prior to joining us, Mr. Hawkins was an interim financial officer and investment banker with The Brenner Group, Inc. since March 1997. From February 1997 to December 1999, Mr. Hawkins was a commercialization consultant at Los Alamos National Laboratory. Mr. Hawkins was a business and financial consultant for growth-oriented, technology-based enterprises from 1992 to March 1997. Mr. Hawkins served as Enterprise Director and Advisory Board Member for NASA Ames Technology Commercialization Center from October 1994 to
February 1997. Mr. Hawkins received his BBA degree in Accounting from North Texas State University and his MBA in Finance from the University of Houston and is a CPA registered in Texas.

MICHAEL NASH Mr. Nash joined us as our Vice President of Sales and Marketing in March 2000. Prior to joining us, Mr. Nash was a medical device business consultant from October 1997 to March 2000. Mr. Nash was the General Manager of Orthopedics at General Surgical Innovations, Inc. from April 1996 until October 1998. Mr. Nash served as Vice President of Marketing and Research and Development with Orthopedic Technology, Inc., a manufacturer of surgical, post surgical and sports medicine products for orthopedics from 1993 to 1996. Prior to 1993, Mr. Nash served in sales, marketing and business development capacities with Allergan, Ioptex Research and American Medical Optics. Mr. Nash received his BA degree in Economics and Journalism from the University of Michigan and his MBA from Pepperdine University.

MAE W. HU, PHD Dr. Hu has served as our Vice President of Research and Development since 1999 and served as our Director of Research from 1997 to 1999. Prior to joining us, Dr. Hu was a development group leader for Behring Diagnostics from 1988 until 1997. Dr. Hu received her BS degree in Chemistry and her PhD in Organic Chemistry from Boston University.

BENJAMIN F. ROSS Mr. Ross joined us as our Vice President of Operations in October 1995. Prior to joining us, Mr. Ross was a Reagent Manufacturing Manager at Abaxis, Inc. from 1992 until November 1995. Mr. Ross received his BS degree in Chemistry and his BA degree in Biological Sciences from San Jose State University.

KING Y. LEE, MD Dr. Lee has served on our board since October 1993. Since 1995, Dr. Lee has served as Clinical Associate Professor in the Department of Ophthalmology at the University of Kansas and as a Clinical Professor of Ophthalmology at the University of Missouri at Kansas City since 1984. Dr. Lee received his BA degree in Zoology from the University of Arkansas, and his MD and BS degrees in Medicine from the University of Arkansas, School of Medicine in Little Rock, Arkansas.

MICHAEL F. BIGHAM  Mr. Bigham has served on our board since March 2000.
Mr. Bigham has served as President and Chief Executive Officer of Coulter Phamaceutical, Inc. since July 1996. Prior to joining Coulter, Mr. Bigham served as Executive Vice President of Operations of Gilead Science, Inc., a biotechnology company, from April 1994 until June 1996, as their Chief Financial Officer from April 1989 until June 1996, and as Vice President of Corporate Development from July 1988 until March 1992. Mr. Bigham received his BS degree in Commerce from the University of Virginia and his MBA from the Stanford University Graduate School of Business.

ERNEST MARIO, PHD  Dr. Mario has served on our board since March 2000.
Dr. Mario has served as the Chairman and Chief Executive Officer of Alza Corporation since August 1993. Prior to joining Alza, Dr. Mario served as the Deputy Chairman of Glaxo Holdings plc, a pharmaceutical company, from January 1992 until March 1993 and as their Chief Executive from May 1989 until March 1993. Dr. Mario is an adjunct professor of Pharmacy at the University of Rhode Island. Dr. Mario received his BS degree in Pharmacy from Rutgers University and his master's degree and doctorate degrees in Physical Sciences from the University of Rhode Island.

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BOARD COMPOSITION

The number of directors is fixed by resolution of the board. Upon closing of this offering, the number of directors will be six. All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the board. There are no family relationships between any of the directors or executive officers of the Company.

BOARD COMMITTEES

The audit committee of the board of directors was established in March 2000 and is responsible for, among other things, making recommendations to the board regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The audit committee consists of King Lee, Michael Bigham and Ernest Mario, each of whom is an independent director.

The compensation committee of the board of directors was established in March 2000 and determines the salaries and benefits for our employees, consultants, directors and other individuals compensated by us. The members of the compensation committee are King Lee, Michael Bigham and Ernest Mario, each of whom is an independent director.

DIRECTOR COMPENSATION

Our directors currently receive no cash compensation for service on the board or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in March 2000, the board of directors as a whole made all decisions relating to compensation of our executive officers.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our amended and restated certificate of incorporation and our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, the certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We plan to obtain insurance that insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers. We intend to enter into indemnification agreements with our directors and officers to indemnify these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

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We are aware that the Securities and Exchange Commission considers indemnification for liabilities arising under the Securities Act to be against public policy. Even if the indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act is permitted under indemnification agreements, it would be unenforceable as a matter of public policy.

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EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

The following table shows all compensation received during the year December 31, 1999 by our Chief Executive Officer and other highest-paid executive officers whose salary and bonus were in excess of $100,000, collectively referred to as the Named Executive Officers. Other than as set forth below, there was no other compensation to any executive officers.

SUMMARY COMPENSATION
--------------------------------------------------------------------------------

                                                                       ANNUAL      LONG-TERM
                                                              COMPENSATION(1)   COMPENSATION
                                                                                  SECURITIES
                                                                                  UNDERLYING
NAME AND PRINCIPAL POSITION                                            SALARY        OPTIONS
--------------------------------------------------------------------------------------------
Jerry B. Gin ...............................................     $175,000(2)              --
  President, Chief Executive Officer and director (3)

Vernon G. Wong .............................................      175,000(4)              --
  Chief Scientific Officer and director

Benjamin F. Ross ...........................................      100,000              5,000
  Vice President of Operations

------------

(1) Includes term-life insurance premiums paid by us on behalf of these named executive officers and excess long-term disability.

(2) $96,000 of this amount was deferred.

(3) Jerry B. Gin served as Chief Executive Officer in 1999.

(4) $156,092 of this amount was deferred.

OPTIONS

The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 999. We have not granted any stock appreciation rights.

Each option represents the right to purchase one share of our common stock. Options granted to purchase shares of our common stock under our 2000 Equity Incentive Plan are generally immediately exercisable by the optionee but are subject to a right of repurchase pursuant to the vesting schedule of each specific grant. Twenty percent of the option grant generally vests on the one-year anniversary of employment, and the remainder vest in a series of equal monthly installments beginning on the one year anniversary of employment and continuing over the next four years of service. In the event that a purchaser ceases to provide service to us, we have the right to repurchase any of that person's unvested shares of common stock at the original option exercise price. The exercise price per share is equal to the fair market value of our common stock on the date of grant as determined by our board of directors. See "Management--Employee benefit plans" for more details regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 170,630 shares of common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of

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the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                    INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE
                                     NUMBER                                            VALUE AT ASSUMED
                                         OF   % OF TOTAL                               ANNUAL RATES OF
                                 SECURITIES      OPTIONS   EXERCISE                 APPRECIATION OF STOCK
                                 UNDERLYING      GRANTED      PRICE                 PRICE FOR OPTION TERM
                                    OPTIONS           TO        PER   EXPIRATION
NAME                                GRANTED    EMPLOYEES      SHARE         DATE           5%           10%
-----------------------------------------------------------------------------------------------------------
Jerry B. Gin...................          --          --          --          --            --            --
Vernon G. Wong.................          --          --          --          --            --            --
Benjamin F. Ross...............       5,000         1.9%      $0.75     11/7/09     $2,350.00     $6,000.00

The following table shows information as of December 31, 1999 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable in the table below are immediately exercisable. However, we have rights to repurchase shares of the common stock underlying some of these options upon termination of the holder's employment with us. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis of the deemed fair value as determined by the board, less the applicable exercise price per share, multiplied by the number of shares issued upon exercise.

There were no options exercised by any of our executive officers in the year 1999. The following table sets forth the number of shares acquired and the number and value of securities underlying unexercised options held by the named executive officers at December 31, 1999.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES
--------------------------------------------------------------------------------

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                             SHARES                       OPTIONS AT               IN-THE-MONEY OPTIONS AT
                           ACQUIRED                    DECEMBER 31, 1999              DECEMBER 31, 1999
                               UPON       VALUE
NAME                       EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
Jerry B. Gin.........            --          --
Vernon G. Wong.......            --          --
Benjamin F. Ross.....            --          --       63,067          45,683

EMPLOYMENT AGREEMENTS

In March 2000, we entered into an executive employment agreement with Donald J. Eaton, our Chairman of the Board and Chief Executive Officer. The employment agreement provides for an annual salary of $185,000, subject to a $10,000 increase after the effective date of the initial public

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offering, and for the payment of an annual bonus of up to 30% of his salary, awardable at the board's discretion. As a part of Mr. Eaton's compensation, we granted him an early exercise for incentive stock options to purchase 700,000 shares of common stock, subject to a five year vesting schedule and our option to repurchase the unvested shares. If we terminate Mr. Eaton's employment without cause, he will be entitled to receive his salary for an additional nine months and will vest the additional portion of his common stock that would have vested during the additional nine months.

In March 2000, we entered into an employment agreement with Douglas Hawkins, our Chief Financial Officer and Senior Vice President. The agreement provides for an annual salary of $160,000 and the payment of an annual bonus of up to 20% of his salary, awardable at the board's discretion. As a part of Mr. Hawkins' compensation, we granted Mr. Hawkins incentive stock options to purchase 300,000 shares of common stock, 225,000 of which are subject to a five year vesting schedule. His agreement also provides that if we terminate Mr. Hawkins without cause, he will be entitled to receive his salary for an additional six months.

We expect to enter into an executive employment agreement with Michael Nash, our Executive Vice President of Sales and Marketing, on similar terms as our employment agreement with Mr. Hawkins.

Each of the options issued to Mr. Eaton, Mr. Hawkins and Mr. Nash contain a provision that provides for the immediate acceleration and vesting of all the optionee's unvested options in the event that we experience a change of control and the optionee's employment is either terminated without cause, the optionee's place of employment is moved more than 50 miles following the change of control, or there is a material alteration or reduction in the optionee's employment responsibilities.

EMPLOYEE BENEFIT PLANS

2000 EQUITY INCENTIVE PLAN

In March 2000, we amended and restated our 1991 Stock Option Plan and renamed it as the 2000 Equity Incentive Plan. As of March 31, 2000, options to purchase an aggregate of 2,343,191 shares of common stock were outstanding under this plan.

SHARE RESERVE

A total of 5,500,000 shares of our common stock have been reserved for issuance under the 2000 incentive plan. On January 1 of each year, commencing with January 1, 2001, the share reserve will increase by the greater of the following:

- 5% of our total outstanding common stock (on a fully diluted, as converted basis) at the time of the increase; or

- the number of shares of common stock subject to stock awards granted under this plan during the prior 12-month period.

Notwithstanding the foregoing, the board may provide for a lesser increase in the aggregate number of shares of common stock that is available for issuance under the plan as they deem appropriate. Subject to adjustments for stock combinations or splits, the increase in the maximum aggregate number of shares of our common stock available for issuance under this plan shall not exceed 50,000,000 shares of common stock.

When a stock award expires or is terminated before it is exercised, the shares not acquired pursuant to the stock award again become available for issuance under this plan.

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ADMINISTRATION

Our board of directors administers this plan. Our board of directors, however, may delegate this authority to a committee of one or more board members. Our board of directors or a committee of the board has the authority to construe, interpret and amend the plan as well as to determine:

-   the recipient of any stock award;

-   the number of stock awards a recipient may receive;

-   the grant date of a stock award;

-   the number of shares subject to a stock award;

-   the exercisability and vesting of a stock award;

-   the exercise price of a stock award;

-   the type of consideration to receive stock under a stock award; and

-   the other terms of a stock award.

Our board of directors may amend or modify the plan at any time. However, no amendment or modification shall adversely affect the rights and obligations with respect to stock awards already made unless the holder consents to that amendment or modification. In addition, our board of directors may, if required or desirable, seek the approval of our stockholders to:

- increase the maximum number of shares issuable under incentive stock options under the 2000 incentive plan or the rate at which shares are added to the reserve of our 2000 incentive plan (except for permissible adjustments in the event of certain changes in our capitalization);

-   materially modify the eligibility requirements for participation; or

-   materially increase the benefits accruing to participants.

ELIGIBILITY

The 2000 incentive plan permits us to grant stock awards to our employees, directors and consultants or certain of our affiliates. A stock award made under the plan may be an incentive stock option, or ISO, within the meaning of Section 422 of the Internal Revenue Code, a nonstatutory stock option, or NSO, a right to purchase restricted stock or a restricted stock bonus.

Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to the chief executive officer or any of the four highest compensated officers (excluding the chief executive officer) in a taxable year to the extent that the compensation of that officer exceeds $1,000,000. To prevent options granted under the 2000 Equity Plan from being included in this compensation, in any calendar year the board may not grant options under the 2000 Equity Plan to an employee covering an aggregate of more than 1,000,000 shares.

STOCK OPTION PROVISIONS GENERALLY

In general, the duration of a stock option granted under the plan cannot exceed ten years. The exercise price of an ISO cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of an NSO cannot be less than 85% of the fair market value of the common stock on the date of grant. An ISO may be transferred only on death, but an NSO may also be transferable to the extent permitted in the stock option agreement.

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                                                                              53

MANAGEMENT
--------------------------------------------------------------------------------

Unless the terms of an optionholder's stock option agreement provide for earlier or later termination, if all of an optionholder's service relationships with us and our affiliates terminate, then generally that optionholder (or that optionholder's beneficiary if that optionholder has died) may exercise vested options within:

-   18 months after that date, if termination is due to death;

-   12 months after that date, if termination is due to disability; or

- 3 months after that date, if termination is for any reason other than disability or death.

ISOs may be granted only to our employees (including those of our affiliates). The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. An ISO granted to a person who at the time of grant owns or is deemed to own more than 10% of the total combined voting power of us or any of our affiliates must have a term of no more than five years and an exercise price that is at least 110% of fair market value at the time of grant.

PROVISIONS OF OTHER STOCK AWARDS GENERALLY

Our board or directors or a committee of the board determines the purchase price of other stock awards, which for nonstatutory stock options and stock purchase awards cannot be less than 50% of our stock's fair market value at the time of grant. Stock bonuses, however, may be awarded in consideration of past services without additional payment. Shares that we sell or award under the plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule. Our board of directors or a committee of our board, however, may accelerate the vesting of restricted stock.

EFFECT ON STOCK AWARDS OF A CHANGE IN CONTROL

The plan provides that in the event of a change in control of us, the surviving entity may assume all outstanding stock awards or substitute similar stock awards for them. If the surviving entity determines not to assume or substitute for these stock awards, the vesting in full of stock awards held by persons whose service with us or our affiliates has not already terminated will accelerate prior to this change in control. Awards not assumed or substituted and not exercised prior to the effective date of the change in control will terminate and cease to be outstanding on the effective date of the change in control.

OTHER PROVISIONS

If there is a transaction or event not involving our receipt of consideration, including a merger, consolidation, reorganization, stock dividend, or stock split, the board will appropriately adjust the class and the maximum number of shares subject to this plan, the maximum number of shares available for ISOs, and the Section 162(m) limit.

PLAN TERMINATION

The plan may be suspended or terminated by the board at any time, but in any event will terminate the day before the tenth anniversary of the plan.

2000 EMPLOYEE STOCK PURCHASE PLAN

Our board of directors adopted our 2000 Employee Stock Purchase Plan in March 2000, and our stockholders subsequently approved this plan.

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MANAGEMENT
--------------------------------------------------------------------------------

SHARE RESERVE

A total of 400,000 shares of our common stock are authorized for issuance under the plan. On the last day of each fiscal year, beginning with December 31, 2000, and including and ending on December 31, 2009, the share reserve will increase by the greater of the following:

- 2% of our total outstanding common stock, on a fully-diluted, as converted basis;

-   the number of shares issued under the plan in the preceding 12-month period;
    or

- a lesser amount as determined by our board of directors at or prior to the date of the increase.

In any event, the maximum aggregate number of shares that may be sold under the plan will not increase by more than 5,000,000 shares.

The plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the plan, eligible employees will be able to purchase our common stock at a discounted price in periodic offerings. The plan and the first offering under the plan will commence on the effective date of this offering.

ELIGIBILITY

All employees are eligible to participate in the plan so long as they are employed by us, or a US-incorporated subsidiary designated by our board of directors, for at least 20 hours weekly, for at least five months per calendar year. Any employee who is a 5% stockholder is not eligible to participate in the plan.

OFFERINGS

Under the plan, each offering after the initial offering will be 24 months long and will be divided into shorter purchase periods, approximately six months long, unless specifically lengthened or shortened by our board of directors. Unless our board determines otherwise, participating employees in the initial offering will purchase our common stock at a price per share equal to the lesser of:

- 85% of the fair market value of a share of our common stock on the first day of the offering; or

- 85% of the fair market value of a share of our common stock on the purchase date.

The first offering under the plan will begin on the effective date of this offering and end on May 31, 2002, and the shares will be registered on a registration statement on Form S-8 soon after the effective date of this offering. Therefore, new 24-month offering periods commence every 6 months on each May 31 and November 30 following the initial offering. The fair market value of the shares on the first date of this offering will be the price per share at which our shares are first sold to the public as specified in the final prospectus with respect to this offering. Otherwise, fair market value generally means the closing sales price (rounded up where necessary to the nearest whole cent) for these shares (or the closing bid, if no sales were reported) as quoted on the Nasdaq National Market on the last trading day prior to the relevant determination date, as reported in THE WALL STREET JOURNAL.

Our board of directors may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

- 85% of the fair market value of a share on the day they began participating in the purchase plan; or

-   85% of the fair market value of a share on the purchase date.

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                                                                              55
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MANAGEMENT
--------------------------------------------------------------------------------

Participating employees may authorize payroll deductions of up to 15% of their compensation for the purchase of stock under the plan. Employees may end their participation in an offering before a purchase period ends. Participation ends automatically on termination of employment.

OTHER PROVISIONS

Our board of directors may grant eligible employees purchase rights under the plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 worth of our stock (based on its fair market value at the time the purchase right was granted) for each calendar year in which the purchase rights are outstanding.

Upon a change in control of us, the successor corporation may either assume or replace outstanding purchase rights. Alternatively, the time for exercise of purchase rights under the ongoing offering period(s) will be accelerated and our stock will be purchased for the participants immediately before the change in control.

SHARES ISSUED

The plan will not be effective until the effective date of this offering. Therefore, as of the date hereof, no shares of our common stock have been purchased under the plan.

PLAN TERMINATION

The plan will terminate when the share reserve is exhausted, unless our board of directors terminates it sooner.

401(k) PLAN

We sponsor a 401(k) plan, a defined contribution plan intended to qualify under
Section 401(a) and 401(k) of the Internal Revenue Code of 1986. All employees are eligible to participate. Participants may make pre-tax contributions to the 401(k) plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the 401(k) plan's trustee.

We also have a 401(k) matching plan, intended to be a tax-qualified defined contribution under subsections 401(a) and (m) and section 415 of the Internal Revenue Code of 1986. Each participant who makes elective deferral contributions to the savings plan is eligible to have up to 50% of the elective deferral made for each plan year subject to a $1,000 per year limitation.

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56
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RELATED PARTY TRANSACTIONS

SALES OF SECURITIES

The following executive officers, directors or holders of more than 5% of our voting securities purchased securities in the amounts as of the dates shown below.

                                                                        SHARES OF PREFERRED STOCK
---------------------------------------------------------------------------------------------------------------
                                             COMMON
                                              STOCK            SERIES A        SERIES B    SERIES C    SERIES D
---------------------------------------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
Jerry B. Gin........................      1,659,829                 --          71,834          --          --
Vernon G. Wong......................      1,619,829                 --          50,084          --          --
King Y. Lee.........................        120,500             50,000         165,385      47,620      66,666
Donald J. Eaton.....................        700,000(1)

FIVE PERCENT STOCKHOLDERS
Transpac Capital Pte. Ltd...........                                         2,100,000
Tjoa Thian Song.....................                                         1,034,483     571,428     200,000
Date(s) of Purchase.................   1989 to 1993       1992 to 1993    1994 to 1997        1998        2000

------------
(1) Includes 600,000 shares issued upon the early exercise of stock options which are subject to our repurchase option. Our repurchase option lapses as follows: one-fifth of the shares vest at the end of the first year anniversary of Mr. Eaton's employment, and the balance of the shares vest in equal monthly portions over the next 48 months after the first year anniversary.

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% for more of our outstanding common stock, please see "Principal stockholders."

INVESTOR RIGHTS AGREEMENT

Upon the closing of this offering, all shares of our outstanding Series A, Series B, Series C and Series D Preferred Stock will be automatically converted into common stock on a one for one basis. We have entered into an agreement with the directors, officers and 5% stockholders, under which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. See "Description of Capital Stock--Registration Rights" for a further description of the terms of this agreement.

OTHER TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT

In April 1994, Jerry Gin, our co-founder and President borrowed $150,000 from us under a promissory note due in April 2004. In April 1994, Vernon Wong, our co-founder and Chief Scientific Officer borrowed $150,000 from us under a promissory note due in April 2003. The notes were used by Mr. Gin and Mr. Wong to each purchase 600,000 shares of our common stock at the price of $0.25 per share. These notes are collateralized by a pledge of shares of common stock of the Company and bear no interest.

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                                                                              57
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RELATED PARTY TRANSACTIONS
--------------------------------------------------------------------------------

STOCK OPTIONS

Stock option grants to our executive officers and directors are described in this prospectus under the captions "Management--Board Compensation" and "--Executive Compensation."

Executive employment agreements are described in this prospectus under the caption "Management--Employment Agreements."

RELATIONSHIP WITH TRANSPAC

On October 3, 1995, we entered into an agreement with Transpac Capital
Pte. Ltd. for Transpac to provide us with the aggregate sum of $7,400,000 in three advances. The advances were to be in the form of a loan convertible into Series B preferred stock. We received the initial advance of $2,000,000 in October 1995. In 1997, Transpac acquired 2,100,000 shares of our Series B preferred stock for an aggregate purchase price of $5,400,000, completing the amounts that were to be provided to us under the 1995 agreement. The loan and accrued interest are due on October 2000 and carries interest at the compounded annual rate of 8%. Transpac has the right to convert all or any portion of the $2,000,000 loan and accrued interest on the loan into Series B preferred stock at $2.00 per share for the first $2.0 million and $2.75 per share for amounts between $2.0 million and $4.0 million. As of March 31, 2000, the outstanding amount, including accrued interest under this note, was approximately $2,832,000.

INDEMNIFICATION AGREEMENTS

We intend to enter into indemnification agreements with our directors and officers to indemnify these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

We believe that each of the foregoing transactions were in our best interest. As a matter of policy the transactions were, and all future transactions between ourselves and any of our officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the board of directors. Furthermore, the transactions will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

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58

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PRINCIPAL STOCKHOLDERS

The following table shows information known to us with respect to the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

- each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

-   each of our directors;

-   each officer listed in the "Summary compensation" table above; and

-   all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from March 31, 2000 and assumes the conversion of all shares of our preferred stock into shares of our common stock prior to this offering. It is therefore based on 17,324,817 shares of our common stock outstanding prior to
this offering and         shares outstanding immediately after this offering.
The address for those individuals for which an address is not otherwise indicated is: 639 North Pastoria Avenue, Sunnyvale, California 94085.

                                                                   SHARES ISSUABLE
                                                                       PURSUANT TO
                                                                      WARRANTS AND
                                                  OUTSTANDING              OPTIONS
                                                    SHARES OF   EXERCISABLE WITHIN     PERCENT OWNED         PERCENT
                                                       COMMON           60 DAYS OF       BEFORE THIS     OWNED AFTER
BENEFICIAL OWNER                                        STOCK       MARCH 31, 2000          OFFERING   THIS OFFERING
--------------------------------------------------------------------------------------------------------------------
DIRECTORS AND EXECUTIVE OFFICERS
Donald J. Eaton (1)............................       700,000              700,000               4.0
Jerry B. Gin...................................     1,691,663              407,750              12.1
Vernon G. Wong.................................     1,709,913              446,250              12.4
Douglas Hawkins (2)............................                            300,000               1.7
Michael Nash (3)...............................                            300,000               1.7
Benjamin F. Ross...............................                             66,500                 *
King Y. Lee (4)................................       450,171               41,666               2.8
Michael F. Bigham..............................            --               50,000                 *             --
Ernest Mario...................................            --               50,000                 *             --
All directors and executive officers as a group
  (9 persons)..................................

FIVE PERCENT STOCKHOLDERS
Transpac Capital Pte Ltd. (5)..................                          3,412,000              19.7
  6 Shenton Way, #20-09 DBS
  Tower Two, Singapore 068809
Tjoa Thian Song................................                          1,805,911              10.4

---------

*  Less than one percent.

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                                                                              59

PRINCIPAL STOCKHOLDERS
--------------------------------------------------------------------------------

(1) Includes 600,000 shares issued upon the early exercise of stock options which are subject to our repurchase option. Our repurchase option lapses as follows: one-fifth of the shares vest at the end of the first year anniversary of Mr. Eaton's employment, and the balance of the shares vest in equal monthly portions over the next 48 months after the first year anniversary.

(2) Includes 75,000 shares that are vested and 225,000 shares that may be exercised early subject to our right of repurchase on unvested shares. Mr. Hawkins' shares vest in the same manner as Mr. Eaton set forth above.

(3) Includes 75,000 shares that are vested and 225,000 shares that may be exercised early subject to our right of repurchase on unvested shares. Mr. Nash's shares vest in the same manner as Mr. Eaton set forth above.

(4) Includes 25,000 shares of Series B Preferred Stock issued on March 3, 1996, 115,385 shares of Series B Preferred Stock purchased on April 25, 1996 and 47,620 shares of Series C Preferred Stock held by Ping C. Lee Trust.
    Ping C. Lee, the Trustee of the Ping C. Lee Trust, is the wife of King C.
    Lee.

(5) Includes 857,556 shares of Series B Preferred Stock held by Transpac Industrial Holdings Limited, 236,334 shares of Series B Preferred Stock held by Regional Investment Company Limited and a note convertible into 1,312,000 shares of Series B Preferred Stock at March 31, 2000.

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60

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DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. the descriptions of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate.

Upon completion of this offering, our authorized capital stock will consist of 75,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

As of March 31, 2000, there were 5,104,819 shares of common stock outstanding
and held of record by 78 stockholders. There will be         shares of common
stock outstanding upon the closing of this offering, which gives effect to the
issuance of         shares of common stock offered by us under this prospectus and the conversion of preferred stock discussed below.

Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted for vote to our stockholders and are entitled to one vote for each share of common stock held.

Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

PREFERRED STOCK

As of March 31, 2000, there were 9,990,225 shares of convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of
convertible preferred stock will be converted into       shares of our common
stock and will be held of record by 191 stockholders. These shares of convertible preferred stock will no longer be authorized, issued or outstanding. Our certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock, par value $.001 per share.

Our board is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board may authorize the issuance of shares of

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                                                                              61

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

preferred stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in the best interests or in which holders of common stock might receive a premium for their shares over the then market price.

REGISTRATION RIGHTS

Pursuant to agreements between us and the holders of 8,628,258 shares of our common stock that will be outstanding after this offering, these holders are entitled to require us for a period of two years following this offering to register the sales of their shares under the Securities Act of 1933.

Prior to the conversion of these shares to common stock in this offering, these holders were comprised of the holders of Series A, Series C and Series D Preferred Stock, certain holders of Series B Preferred Stock and Tjoa Than Song. In addition, Transpac Industrial Holdings Limited and Transpac Capital Pte Ltd are entitled to require us for two years following this offering to register the sales of 1,321,473 shares issuable upon conversion of a convertible note.

The Series A holders are entitled under their respective agreements to the same registration rights that are granted to future purchasers of the company's stock. The registration rights held by other stockholders are summarized below.

Subject to limitations, Tjoa Thian Song's registration rights include the following:

- one demand registration right that the holder may exercise no sooner than 180 days after our initial public offering, which requires us to register sales of a holder's shares, subject to the discretion of our board of directors to delay the registration not more than once in any twelve month period; and

- an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering.

Subject to limitations, the registration rights of Transpac Industrial Holdings Limited and Transpac Capital Pte Ltd, include the following:

- an unlimited number of demand registration rights that holders may exercise no sooner than 120 days after our initial public offering, which require us to register sales of a holder's shares; and

- an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering.

Subject to limitations, the registration rights of the Series C holders include the following:

- one demand registration right that holders may exercise no sooner than 180 days after our initial public offering, which require us to register sales of a holder's shares, subject to the discretion of our board of directors to delay the registration not more than once in any twelve month period;

- two piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering; and

- an unlimited number of rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $1.0 million of common stock provided that Form S-3 is available for such offering and subject to the discretion of our board of directors to delay the registration not more than once in any twelve-month period.

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62

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

Subject to limitations, the registration rights of the Series D holders include the following:

- two demand registration rights that holders may exercise no sooner than 180 days after our initial public offering, which require us to register sales of a holder's shares, subject to the discretion of our board of directors to delay the registration not more than once in any twelve month period;

- an unlimited number of piggyback registration rights that require us to register sales of a holder's shares when we undertake a public offering, subject to the discretion of the managing underwriter of the offering to decrease the amount that holder may register to not less than twenty-five percent (25%) of the total offering; and

- two rights to require us to register sales of shares on Form S-3, a short form of registration statement permitted to be used by some companies, which holders may exercise if they request registration of the sale of more than $500,000 of common stock provided that Form S-3 is available for such offering and subject to the discretion of our board of directors to delay the registration not more than twice in any twelve-month period.

We will bear all registration expenses if these registration rights are exercised, other than underwriting discounts and commissions. These registration rights terminate as to a holder's shares when that holder may sell those shares under Rule 144(k) of the Securities Act, which for most parties means two years after the acquisition of the shares from us or when a holder owning less than one percent of our outstanding common stock may sell such holder's shares under Rule 144 during any ninety day period.

ANTI-TAKEOVER PROVISIONS

DELAWARE LAW

We are subject to Section 203 of the Delaware General Corporation Law, which regulates acquisitions of Delaware corporations. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person becomes an interested stockholder, unless:

- our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

- upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

- on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and our stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders.

Section 203 defines a "business combination" to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

- in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

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                                                                              63

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an "interested stockholder" as any person who, together with the person's affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation's voting stock.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

Our certificate of incorporation and bylaws will provide that any action required or permitted to be taken by our stockholders at an annual or special meeting may be taken only if it is properly brought before the meeting, and may not be taken by written action in lieu of a meeting. The bylaws limit who may call a special meeting of our stockholders. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders will be required to comply with various advance notice requirements. Finally, our certificate of incorporation and bylaws do not permit stockholders to take any action without a meeting.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Norwest Bank Minnesota, N.A.

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64

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. The market price of our common stock after this offering could decline as a result of the sale of a large number of shares of our common stock in the market, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Based on the number of shares outstanding at
March 31, 2000, after this offering, we will have       outstanding shares of
common stock. Of these shares, the shares being offered hereby are freely
tradable. This leaves       shares eligible for sale in the public market as
follows:

NUMBER
OF SHARES        DATE
-----------------------------------------------------------------------------
                 After the date of this prospectus
                 At various time after 90 days from the date of this
                 prospectus under Rule 701
                 At various times after 180 days from the date of this
                 prospectus, subject, in some cases, to volume limitations
                 under Rule 144

The holders of       our common stock, including all of our directors and
officers, together with the holders of options to purchase       shares of
common stock, have entered into lock-up agreements under which they have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warbug Dillon Read LLC.

In general, under Rule 144 of the Securities Act of 1933, a person or persons whose shares are required to be aggregated, including an affiliate, whose shares have been owned for at least one year is entitled to sell, within any three-month period after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common
stock--approximately       shares immediately after this offering--or the
average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and whose shares have been beneficially owned by nonaffiliates for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Following 90 days after the date of this prospectus, shares issued upon exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144. As of March 31, 2000, options to purchase a total of 2,343,191 shares of common stock were outstanding, 872,350 of which were currently exercisable. Of these
2,343,191 shares,       shares may be eligible for sale in the public market at
various times after 90 days from the date of this prospectus.

--------------------------------------------------------------------------------

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

Upon the closing of this offering, we intend to file a registration statement to
register for resale the       shares of common stock reserved for issuance under
our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

REGISTRATION RIGHTS

Upon completion of this offering, the holders of 9,949,731 shares of our common stock that will be outstanding after this offering, including 1,321,473 shares issued under the convertible loan, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in these shares becoming freely tradeable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration.

--------------------------------------------------------------------------------
66

--------------------------------------------------------------------------------

UNDERWRITING

Oculex and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Warburg Dillon Read LLC, Banc of America Securities LLC and Dain Rauscher Incorporated are the representatives of the underwriters.

                                                                        NUMBER
UNDERWRITERS                                                         OF SHARES
------------------------------------------------------------------------------
Warburg Dillon Read LLC.....................................
Banc of America Securities LLC..............................
Dain Rauscher Incorporated..................................
                                                                   ------
    Total...................................................
                                                                   ======

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional       shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional       shares.

                                                              NO EXERCISE   FULL EXERCISE
-----------------------------------------------------------------------------------------
Per share...................................................   $               $
    Total...................................................   $               $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $      .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $      per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to
exceed     % of the shares of common stock to be offered.

Oculex, its directors, officers and all of its stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospect and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market price of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------
68

--------------------------------------------------------------------------------

LEGAL MATTERS

The validity of the shares of our common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, Cooley Godward LLP owns an aggregate of 3,269 shares of our common stock. Dewey Ballantine LLP, New York, New York is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

EXPERTS

Ernst &Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

The statements in this prospectus as set forth under the captions "Risk factors--The uncertainty of patent and proprietary technology protection may adversely affect us," "--Our success will depend partly on our ability to operate without infringing upon or misappropriating the proprietary rights of others" and "--The rights we rely upon to protect our trade secrets may not be adequate, enabling third parties to use our technology" and "Business--Intellectual Property" have been passed upon by Flehr Hohbach Test Albritton & Herbert, San Francisco, California, our patent counsel and experts on such matters and are included herein upon its review and approval.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of nay contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus forms a part) on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W.,
Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center,
13th Floor, New York, New York 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

--------------------------------------------------------------------------------
70

Oculex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  PAGE
----------------------------------------------------------------------
Report of Ernst & Young LLP, Independent Auditors...........    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statement of Shareholders' Equity..............    F-5

Consolidated Statements of Cash Flows.......................    F-7

Notes to Consolidated Financial Statements..................    F-8

--------------------------------------------------------------------------------

Oculex Pharmaceuticals, Inc.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Oculex Pharmaceuticals, Inc.

We have audited the accompanying consolidated balance sheets of Oculex Pharmaceuticals, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oculex Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

San Jose, California
March 12, 2000,
except for Note 9, as to which the date is
April   , 2000

--------------------------------------------------------------------------------

The foregoing report is in the form that it will be signed upon completion of the reincorporation and other matters described in Note 9 to the consolidated financial statements.

                                          /s/ ERNST & YOUNG LLP

San Jose, California
April 5, 2000

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS

                                                                                               PRO FORMA
                                                                                         LIABILITIES AND
                                                                                           SHAREHOLDERS'
                                                                DECEMBER 31,                      EQUITY
                                                                 1998          1999    DECEMBER 31, 1999
--------------------------------------------------------------------------------------------------------
                                                                                         (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents............................   $3,410,145     $2,723,858
  Short-term investments...............................    5,908,706             --
  Other current assets.................................      153,400        229,603
                                                         -----------    -----------
    Total current assets...............................    9,472,251      2,953,461
Property and equipment, net............................    1,228,750      1,189,712
Other assets...........................................      135,199        396,201
                                                         -----------    -----------
Total assets...........................................  $10,836,200     $4,539,374
                                                         ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................     $204,909       $250,156         $250,156
  Accrued compensation.................................       91,695        106,170          106,170
  Other accrued liabilities............................       75,794        256,917          256,917
  Current portion of deferred revenue..................       15,000         15,000           15,000
  Current portion of capital lease obligations.........      151,414        138,911          138,911
  Convertible loan with Transpac.......................           --      2,777,436               --
                                                         -----------    -----------   --------------
Total current liabilities..............................      538,812      3,544,590          767,154
Deferred revenue.......................................      105,000         90,000           90,000
Convertible loan with Transpac.........................    2,570,831             --               --
Non-current portion of capital lease obligations.......      186,084         69,509           69,509
Other long-term liabilities............................      232,279        359,211          359,211
Shareholders' equity:
  Preferred stock, no par value, issuable in series;
   11,000,000 shares authorized; aggregate liquidation
   preference of $23,354,688 at December 31, 1999:
    Series A convertible preferred stock, 330,000
     shares designated; 330,000 shares issued and
     outstanding at December 31, 1998 and 1999, no
     shares pro forma..................................      591,250        591,250               --
    Series B convertible preferred stock, 7,500,000
     shares designated; 5,267,878 shares issued and
     outstanding at December 31, 1998 and 1999, no
     shares pro forma..................................   13,424,136     13,424,136               --
    Series C convertible preferred stock, 1,500,000
     shares designated; 1,328,296 shares issued and
     outstanding at December 31, 1998 and 1999, no
     shares pro forma..................................    6,973,550      6,973,550               --
  Common stock, no par value, 20,000,000 shares
   authorized; 3,915,041 shares and 3,966,522 shares
   issued and outstanding at December 31, 1998 and
   1999, 12,175,400 shares pro forma...................      503,105      1,714,388       25,480,760
  Deferred compensation related to stock options.......           --       (748,970)        (748,970)
  Notes receivable from shareholders...................     (300,000)      (300,000)        (300,000)
  Accumulated other comprehensive income (loss)........      (34,672)       (44,736)         (44,736)
  Accumulated deficit..................................  (13,954,175)   (21,133,554)     (21,133,554)
                                                         -----------    -----------   --------------
Total shareholders' equity.............................    7,203,194        476,064        3,253,500
                                                         -----------    -----------   --------------
Total liabilities and shareholders' equity.............  $10,836,200     $4,539,374       $4,539,374
                                                         ===========    ===========   ==============

See accompanying notes.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED DECEMBER 31,
                                                                  1997           1998           1999
----------------------------------------------------------------------------------------------------
Revenue:
  Product sales.........................................           $--            $--        $20,800
  Grants................................................        39,000        131,100        206,383
  Contracts.............................................       215,000         15,000         15,000
                                                          ------------   ------------   ------------
    Total revenue.......................................       254,000        146,100        242,183

Costs and expenses:
  Cost of product sales.................................            --             --         34,900
  Research and development..............................     2,924,030      5,526,844      5,717,134
  Selling, general and administrative...................       884,753        963,090      1,432,389
  Amortization of deferred compensation.................            --             --        294,746
                                                          ------------   ------------   ------------
    Total costs and expenses............................     3,808,783      6,489,934      7,479,169
                                                          ------------   ------------   ------------

Loss from operations....................................     3,554,783      6,343,834      7,236,986
Interest income.........................................       417,922        610,934        296,639
Interest expense........................................      (189,416)      (235,749)      (239,032)
                                                          ------------   ------------   ------------
Net loss................................................  $ (3,326,277)  $ (5,968,649)  $ (7,179,379)
                                                          ============   ============   ============
Basic and diluted net loss per share....................        $(0.86)        $(1.53)        $(1.82)
                                                          ============   ============   ============
Weighted average shares of common stock outstanding used
  in computing basic and diluted net loss per share.....     3,868,067      3,911,239      3,941,239
                                                          ============   ============   ============
Pro forma basic and diluted net loss per share
  (unaudited)...........................................                                      $(0.59)
                                                                                        ============
Weighted average shares used in computing pro forma
  basic and diluted net loss per share (unaudited)......                                  12,112,552
                                                                                        ============

---------

For the year ended December 31, 1999, research and development and selling, general and administrative expenses exclude approximately $264,000 and $31,000, respectively, of amortization of deferred compensation expense

See accompanying notes.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                          CONVERTIBLE PREFERRED
                                                                  STOCK
                                       SERIES A                  SERIES B                   SERIES C
                                    NUMBER                  NUMBER                       NUMBER
                                        OF                      OF                           OF
                                    SHARES      AMOUNT      SHARES         AMOUNT        SHARES        AMOUNT
-------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996...   330,000    $591,250    2,904,493    $7,350,501            --           $--
  Issuance of common stock upon
   exercise of options at
   $0.25--$0.50 per share in
   November and December
   1997........................        --          --           --            --            --            --
  Issuance of Series B
   convertible preferred stock
   to investors at $2.00--$2.75
   per share for cash from
   January through December
   1997........................        --          --    2,363,385     6,073,635            --            --
  Issuance of Series C
   convertible preferred stock
   to investors at $5.25 per
   share for cash in December
   1997........................        --          --           --            --       484,762     2,545,000
  Net loss.....................        --          --           --            --            --            --
    Change in unrealized gain
     on available-for-sale
     investments...............        --          --           --            --            --            --
  Total comprehensive loss.....        --          --           --            --            --            --
                                  -------    --------    ---------   -----------    ----------    ----------
Balance at December 31, 1997...   330,000     591,250    5,267,878    13,424,136       484,762     2,545,000
  Issuance of common stock upon
   exercise of options at
   $0.25--$0.75 per share for
   cash from February through
   October 1998................        --          --           --            --            --            --
  Issuance of Series C
   convertible preferred stock
   to investors at $5.25 per
   share for cash from January
   through June 1998...........        --          --           --            --       843,534     4,428,550
  Net loss.....................        --          --           --            --            --            --
    Change in unrealized gain
     on available-for-sale
     investments...............        --          --           --            --            --            --
    Change in cumulative
     translation adjustment....        --          --           --            --            --            --
Total comprehensive loss.......
                                  -------    --------    ---------   -----------    ----------    ----------
Balance at December 31, 1998...   330,000    $591,250    5,267,878   $13,429,136     1,328,296    $6,973,550


                                       COMMON STOCK                  DEFERRED             NOTES         ACCUMULATED
                                      NUMBER                     COMPENSATION        RECEIVABLE               OTHER
                                          OF                       RELATED TO              FROM       COMPREHENSIVE
                                      SHARES        AMOUNT      STOCK OPTIONS      SHAREHOLDERS       INCOME (LOSS)
-------------------------------  ----------------------------------------------------------------------------------
Balance at December 31, 1996...   3,865,061      $487,599               $--        $(300,000)          $71,491
  Issuance of common stock upon
   exercise of options at
   $0.25--$0.50 per share in
   November and December
   1997........................      28,904         9,670                --               --                --
  Issuance of Series B
   convertible preferred stock
   to investors at $2.00--$2.75
   per share for cash from
   January through December
   1997........................          --            --                --               --                --
  Issuance of Series C
   convertible preferred stock
   to investors at $5.25 per
   share for cash in December
   1997........................          --            --                --               --                --
  Net loss.....................          --            --                --               --                --
    Change in unrealized gain
     on available-for-sale
     investments...............          --            --                --               --           (36,289)

  Total comprehensive loss.....          --            --                --               --                --
                                 ----------    ----------      ------------        ---------          --------
Balance at December 31, 1997...   3,893,965       497,269                --         (300,000)           35,202
  Issuance of common stock upon
   exercise of options at
   $0.25--$0.75 per share for
   cash from February through
   October 1998................      21,076         5,836                --               --                --
  Issuance of Series C
   convertible preferred stock
   to investors at $5.25 per
   share for cash from January
   through June 1998...........          --            --                --               --                --
  Net loss.....................          --            --                --               --                --
    Change in unrealized gain
     on available-for-sale
     investments...............          --            --                --               --           (35,202)
    Change in cumulative
     translation adjustment....          --            --                --               --           (34,672)

Total comprehensive loss.......
                                 ----------    ----------      ------------        ---------          --------
Balance at December 31, 1998...   3,915,041      $503,105               $--        $(300,000)         $(34,672)


                                                             TOTAL
                                     ACCUMULATED     SHAREHOLDERS'
                                         DEFICIT            EQUITY
-------------------------------  ---------------------------------
Balance at December 31, 1996...    $(4,659,249)       $3,541,592
  Issuance of common stock upon
   exercise of options at
   $0.25--$0.50 per share in
   November and December
   1997........................             --             9,670
  Issuance of Series B
   convertible preferred stock
   to investors at $2.00--$2.75
   per share for cash from
   January through December
   1997........................             --         6,073,635
  Issuance of Series C
   convertible preferred stock
   to investors at $5.25 per
   share for cash in December
   1997........................             --         2,545,000
  Net loss.....................     (3,326,277)       (3,326,277)
    Change in unrealized gain
     on available-for-sale
     investments...............             --           (36,289)
                                                    ------------
  Total comprehensive loss.....             --        (3,362,566)
                                  ------------      ------------
Balance at December 31, 1997...     (7,985,526)        8,807,331
  Issuance of common stock upon
   exercise of options at
   $0.25--$0.75 per share for
   cash from February through
   October 1998................             --             5,836
  Issuance of Series C
   convertible preferred stock
   to investors at $5.25 per
   share for cash from January
   through June 1998...........             --         4,428,550
  Net loss.....................     (5,968,649)       (5,968,649)
    Change in unrealized gain
     on available-for-sale
     investments...............             --           (35,202)
    Change in cumulative
     translation adjustment....             --           (34,672)
                                                    ------------
Total comprehensive loss.......                       (6,038,523)
                                  ------------      ------------
Balance at December 31, 1998...   $(13,954,175)       $7,203,194

See accompanying notes.

--------------------------------------------------------------------------------

                                                           CONVERTIBLE PREFERRED
                                                                   STOCK
                                        SERIES A                  SERIES B                  SERIES C
                                     NUMBER                  NUMBER                     NUMBER
                                         OF                      OF                         OF
                                     SHARES      AMOUNT      SHARES         AMOUNT      SHARES        AMOUNT
------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998....   330,000    $591,250    5,267,878   $13,424,136    1,328,296   $6,973,550
  Issuance of common stock upon
   exercise of options at
   $0.31--$0.75 per share in
   November and December 1999...        --          --           --            --           --           --
  Deferred compensation related
   to stock options.............        --          --           --            --           --           --
  Amortization of deferred
   compensation.................        --          --           --            --           --           --
  Compensation related to
   issuance of grants to
   consultants..................        --          --           --            --           --           --
  Issuance of warrants to
   consultants for services.....        --          --           --            --           --           --
  Net loss......................        --          --           --            --           --           --
    Change in cumulative
     translation adjustment.....        --          --           --            --           --           --
  Total comprehensive loss......        --          --           --            --           --           --
                                   -------    --------    ---------   -----------    ---------   ----------
Balance at December 31, 1999....   330,000    $591,250    5,267,878   $13,424,136    1,328,296   $6,973,550
                                   =======    ========    =========   ===========    =========   ==========


                                        COMMON STOCK                  DEFERRED             NOTES         ACCUMULATED
                                       NUMBER                     COMPENSATION        RECEIVABLE               OTHER
                                           OF                       RELATED TO              FROM       COMPREHENSIVE
                                       SHARES        AMOUNT      STOCK OPTIONS      SHAREHOLDERS       INCOME (LOSS)
--------------------------------  ----------------------------------------------------------------------------------
Balance at December 31, 1998....   3,915,041      $503,105               $--        $(300,000)         $(34,672)
  Issuance of common stock upon
   exercise of options at
   $0.31--$0.75 per share in
   November and December 1999...      51,481        21,007                --               --                --
  Deferred compensation related
   to stock options.............          --     1,043,716        (1,043,716)              --                --
  Amortization of deferred
   compensation.................          --            --           294,746               --                --
  Compensation related to
   issuance of grants to
   consultants..................          --        28,000                --               --                --
  Issuance of warrants to
   consultants for services.....          --       118,560                --               --                --
  Net loss......................          --            --                --               --                --
    Change in cumulative
     translation adjustment.....          --            --                --               --           (10,064)

  Total comprehensive loss......          --            --                --               --                --
                                  ----------    ----------      ------------        ---------          --------
Balance at December 31, 1999....   3,966,522    $1,714,388         $(748,970)       $(300,000)         $(44,736)
                                  ==========    ==========      ============        =========          ========


                                                              TOTAL
                                      ACCUMULATED     SHAREHOLDERS'
                                          DEFICIT            EQUITY
--------------------------------  ---------------------------------
Balance at December 31, 1998....   $(13,954,175)       $7,203,194
  Issuance of common stock upon
   exercise of options at
   $0.31--$0.75 per share in
   November and December 1999...             --            21,007
  Deferred compensation related
   to stock options.............             --                --
  Amortization of deferred
   compensation.................             --           294,746
  Compensation related to
   issuance of grants to
   consultants..................             --            28,000
  Issuance of warrants to
   consultants for services.....             --           118,560
  Net loss......................     (7,179,379)       (7,179,379)
    Change in cumulative
     translation adjustment.....             --           (10,064)
                                                     ------------
  Total comprehensive loss......             --        (7,189,443)
                                   ------------      ------------
Balance at December 31, 1999....   $(21,133,554)         $476,064
                                   ============      ============

See accompanying notes.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED DECEMBER 31,
                                                                        1997              1998              1999
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss....................................................     $(3,326,277)      $(5,968,649)      $(7,179,379)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation..............................................         239,084           324,525           400,214
  Amortization of investments discount......................        (293,561)         (479,406)          (91,294)
  Amortization of deferred compensation.....................              --                --           294,746
  Compensation related to issuance of grants to
   consultants..............................................              --                --            28,000
  Warrants issued to consultants for services...............              --                --           118,560
  Accrued interest on convertible loan......................         176,095           193,548           206,605
  Changes in assets and liabilities:
    Other current assets....................................         (99,390)           92,296           (76,203)
    Other non-current assets................................          (3,673)          (84,114)         (261,002)
    Accounts payable........................................           2,060            92,819            45,247
    Accrued compensation....................................          39,008            29,356            14,475
    Other accrued liabilities...............................           3,303           (74,512)          181,123
    Deferred revenue........................................         135,000           (15,000)          (15,000)
    Other long-term liabilities.............................          19,008           205,351           126,932
                                                             ---------------   ---------------   ---------------
Net cash used in operating activities.......................      (3,109,343)       (5,683,786)       (6,206,976)

INVESTING ACTIVITIES
Purchase of property and equipment..........................        (353,906)         (223,889)         (332,984)
Purchase of short-term investments..........................     (12,703,200)      (21,560,752)               --
Proceeds from maturities of short-term investments..........      10,000,000        23,000,000         6,000,000
                                                             ---------------   ---------------   ---------------
Net cash provided by (used in) investing activities.........      (3,057,106)        1,215,359         5,667,016

FINANCING ACTIVITIES
Payments under capital lease obligations....................         (65,465)         (179,964)         (157,270)
Proceeds from convertible loan..............................              --                --                --
Proceeds from issuance of convertible preferred stock.......       8,618,635         4,428,550                --
Proceeds from issuance of common stock......................           9,670             5,836            21,007
                                                             ---------------   ---------------   ---------------
Net cash provided by (used in) financing activities.........       8,562,840         4,254,422          (136,263)
                                                             ---------------   ---------------   ---------------
Change in cumulative translation on adjustment..............              --           (34,672)          (10,064)
                                                             ---------------   ---------------   ---------------
Net increase (decrease) in cash and cash equivalents........       2,396,391          (248,677)         (686,287)
Cash and cash equivalents at beginning of year..............       1,262,431         3,658,822         3,410,145
                                                             ---------------   ---------------   ---------------
Cash and cash equivalents at end of year....................      $3,658,822        $3,410,145        $2,723,858
                                                             ===============   ===============   ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................         $13,699           $38,655          $239,032
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Equipment purchased under capital leases....................        $209,588          $207,110           $28,192

See accompanying notes.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Oculex Pharmaceuticals, Inc. (the "Company" or "Oculex") was incorporated in the state of California on July 3, 1989 to develop and manufacture novel drug delivery systems that solve the significant problems associated with treating intraocular diseases.

As a company focused on drug delivery, Oculex is not engaged in the time- and capital-intensive search for newly discovered therapeutic compounds. Instead, the Company's initial research and development programs have focused on known pharmaceuticals that have demonstrated ophthalmic activity. Oculex then formulates these drugs with its proprietary delivery technologies to permit the controlled, timed release of drugs at the disease site.

Through December 31, 1998, the Company was active in product development, the acquisition of equipment and facilities and raising capital; and through that date was considered to be a development stage company. In 1999, the Company completed clinical trials of its initial product and received approval to begin selling the product in Mexico and Singapore. Consequently, the Company is no longer considered to be in the development stage.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries in Singapore and China, Oculex Asia Pharmaceuticals Pte Ltd ("Oculex Asia"), listed in Singapore, and Oculex China Pharmaceuticals, Inc. ("Oculex China"), incorporated in Delaware. The operations of Oculex China have been minimal through December 31, 1999. All significant intercompany accounts and transactions have been eliminated.

FOREIGN CURRENCY TRANSLATION

The Company prepares its financial statements in US dollars, which is also the Company's functional currency.

The functional currency of Oculex Asia is the Singapore dollar, since the Singapore dollar is the primary currency in the economic environment in which Oculex Asia conducts its operations. Monetary and nonmonetary accounts are translated using the foreign exchange rate at the balance sheet date in accordance with Statement of Financial Accounting Standards No. 52, FOREIGN CURRENCY TRANSLATION. Operational accounts are translated and recorded at the rate in effect at the date of the transaction. The effect of foreign currency translation is reported in shareholders' equity as a component of accumulated other comprehensive income (loss).

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are invested in the money market funds with major financial institutions.

Investments classified as available-for-sale securities are carried at fair market value based on quoted market prices with unrealized gains and losses, net of tax, reported as other comprehensive income / loss until realized. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in interest income. The Company invests its excess cash in high-quality, short-term debt instruments. None of the Company's debt security instruments had maturities greater than one year. Interest and dividends on the investments are included in interest income. Through December 31, 1999, there were no material realized gains or losses on investments.

Cash equivalents and short-term investments at December 31, 1998 and 1999 were as follows:

                                               1998                                      1999
                                                  GROSS                                     GROSS
                                AMORTIZED    UNREALIZED                   AMORTIZED    UNREALIZED
                                     COST   GAIN (LOSS)    FAIR VALUE          COST   GAIN (LOSS)    FAIR VALUE
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
  Cash......................    $153,242           $--      $153,242      $357,582           $--      $357,582
  Money market funds........   1,264,152            --     1,264,152       377,526            --       377,526
                              ----------    ----------    ----------    ----------    ----------    ----------
                               1,417,394            --     1,417,394       735,108            --       735,108
Available-for-sale
  securities:
  Commercial paper..........   1,992,751            --     1,992,751     1,988,750            --     1,988,750
                              ----------    ----------    ----------    ----------    ----------    ----------
Total cash and cash
  equivalents...............  $3,410,145           $--    $3,410,145    $2,723,858           $--    $2,723,858
                              ==========    ==========    ==========    ==========    ==========    ==========
Short-term investments:
  Commercial paper..........  $5,908,706           $--    $5,908,706           $--           $--           $--
                              ==========    ==========    ==========    ==========    ==========    ==========

The Company limits its concentration of risk by diversifying its investments among a variety of issuers.

PROPERTY AND EQUIPMENT

The Company records property and equipment at cost and calculates depreciation using the straight-line method over the estimated useful lives of the assets, generally five years. Furniture and equipment leased under capital leases are amortized over the shorter of the asset life or the remaining lease term. Amortization of capital leases is included in depreciation expense.

REVENUE RECOGNITION

Product sales are recognized upon the passage of title to customers, which coincides with the date of shipment.

Grant revenues are recognized according to the type of grant.
Expenditure-related grants, which include grants relating to manpower and training costs, are taken to income as the relevant expenses are incurred. Asset-related grants, which include grants relating to the purchase of approved research

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

and development equipment, are recognized as revenues over the years and in the proportions in which the depreciation on those assets is charged. All grant revenues recognized to date have been received from an agency of the Singapore government.

Contract revenues are recognized when the Company's earnings process is complete as specified in the related contract and there is no uncertainty regarding collection. Upfront license fees for which there is ongoing involvement with the license are recognized as revenues over the contractual term of the arrangement or an estimated time period if no such contractual term is specified. Payments received for completion of specified contractual milestones are recognized when earned.

ADVERTISING EXPENSES

Advertising expenses are charged to operations as incurred and were immaterial for all periods presented.

OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) is comprised of foreign currency translation losses of $(34,672) and $(44,736) at December 31, 1998 and 1999, respectively.

NET LOSS PER SHARE

Basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding and, when dilutive, unvested common stock outstanding, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the as-if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of Oculex's proposed initial public offering ("IPO"), are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, Oculex has not had any issuances or grants for nominal consideration.

Basic and diluted pro forma net loss per share have been computed as described above and also give effect, under Securities and Exchange Commission guidance, to (i) the automatic conversion of the preferred stock into shares of common stock effective upon the closing of Oculex's IPO as if their conversion occurred at the original date of issuance and (ii) the conversion of the convertible loan with Transpac into the weighted average number of shares of common stock into which the loan was convertible during the period.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table presents the computation of basic and diluted and pro forma basic and diluted net loss per share:

                                                                      YEAR ENDED DECEMBER 31,
                                                                     1997          1998          1999
-----------------------------------------------------------------------------------------------------
Historical net loss.........................................  $(3,326,277)  $(5,968,649)  $(7,179,379)
                                                              ===========   ===========   ===========
Basic and diluted:
  Weighted average shares used in computing basic and
   diluted net loss per share...............................    3,868,067     3,911,239     3,941,239
                                                              ===========   ===========   ===========
Basic and diluted net loss per share........................       $(0.86)       $(1.53)       $(1.82)
                                                              ===========   ===========   ===========
Pro forma (unaudited):
Shares used above...........................................                                3,941,239
Weighted-average of convertible preferred stock and
  convertible loan outstanding, as if converted.............                                8,171,313
                                                                                          -----------
Shares used in computing pro forma basic and diluted net
  loss per share............................................                               12,112,552
                                                                                          ===========
Pro forma basic and diluted net loss per share..............                                   $(0.59)
                                                                                          ===========

The total number of unvested and potential common shares excluded from calculation of diluted net loss per share was 550,969, 510,451 and 555,359 for the years ended December 31, 1997, 1998 and 1999, respectively. These instruments have been excluded because their effect would be antidilutive.

STOCK-BASED COMPENSATION

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principle Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB Opinion No. 25"), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS No. 123"). Under APB Opinion No. 25, compensation expense is based on the difference between the fair value of the Company's stock on the date of grant and the exercise price.

The Company accounts for stock awards issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18 ("EITF No. 96-18"). Under SFAS No. 123 and EITF No. 96-18, stock awards issued to non-employees are accounted for at their fair value.

UNAUDITED PRO FORMA LIABILITIES AND SHAREHOLDERS' EQUITY

If the offering contemplated by this prospectus is consummated, each share of convertible preferred stock outstanding will automatically be converted into one share of common stock. Unaudited pro forma shareholders' equity at December 31, 1999 reflects the assumed conversion of convertible preferred stock based on the shares of convertible preferred stock outstanding at December 31, 1999 and the conversion of the convertible loan with Transpac Capital ("Transpac") into 1,282,704 shares of common stock (see Note 5).

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). SFAS No. 133 establishes methods for accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because Oculex does not currently hold any derivative instruments and does not engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a significant impact on its financial position, results of operations or cash flows. Oculex will be required to implement SFAS No. 133, as amended, for the year ending December 31, 2001.

2.  TRANSACTIONS WITH OFFICERS

The Company holds notes receivable of $300,000 from two officers of the Company. These notes are collateralized by a pledge of shares of common stock of the Company and bear no interest. One of the notes in the amount of $150,000 is due in April 2003 while the other is due in April 2004. The notes were used to purchase 1,200,000 shares of common stock at $0.25 per share.

As of December 31, 1998 and 1999, approximately $66,000 and $318,000 were contributed by the Company to a trust for the benefit of these same officers. These amounts are included in other assets and other long-term liabilities in the accompanying consolidated balance sheet.

3.  PROPERTY AND EQUIPMENT

Property and equipment comprised the following at December 31:

                                                                     1998          1999
---------------------------------------------------------------------------------------
Computer equipment and software.............................    $144,407      $158,123
Machinery and equipment.....................................      94,668     1,739,260
Furniture and fixtures......................................   1,426,606       100,532
Leasehold improvements......................................     272,295       282,075
                                                              ----------    ----------
                                                               1,937,976     2,279,990
Less accumulated depreciation and amortization..............     709,226     1,090,278
                                                              ----------    ----------
                                                              $1,228,750    $1,189,712
                                                              ==========    ==========

4.  LEASE OBLIGATIONS AND EQUIPMENT LOANS

The Company leases its principal facility under a noncancelable operating lease, expiring in May 2003. The agreement provides for a rent escalation each year. Rent expense under operating leases was $220,612, $285,227 and $345,422 for the years ended December 31, 1997, 1998 and 1999, respectively.

The Company also leases certain property and equipment under noncancelable lease agreements that are accounted for as capital leases. Property and equipment at December 31, 1998 and 1999 include assets under capital leases of $624,900 and $667,029, respectively. Accumulated amortization related to leased assets was $196,010 and $297,711 at December 31, 1998 and 1999, respectively.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Future minimum lease payments under capital leases and operating leases are as follows:

                                                                CAPITAL   OPERATING
                                                                 LEASES      LEASES
-----------------------------------------------------------------------------------
Years ending December 31:
  2000......................................................  $166,958    $320,383
  2001......................................................    52,100     234,064
  2002......................................................    10,787     232,320
  2003......................................................        --      78,164
                                                              --------    --------
Total minimum lease and principal payments..................   229,845    $864,931
                                                                          ========
Amount representing interest................................    21,425
                                                              --------
Present value of future lease payments......................   208,420
Current portion of capital lease obligations................   138,911
                                                              --------
Noncurrent portion of capital lease obligations.............   $69,509
                                                              ========

In January 2000, the Company entered into a lease for additional space which expires in February 2005. The approximate annual minimum payments under this lease are $570,000.

5.  CONVERTIBLE LOAN WITH TRANSPAC

On October 3, 1995, Oculex entered into an agreement (the "Agreement") with Transpac for a loan that was convertible into Series B preferred stock. According to the Agreement, Transpac is to make available to Oculex the aggregate sum of $7,400,000 in three advances. The Company received the initial advance of $2,000,000 in October 1995. In 1997, Transpac acquired 2,100,000 shares of Series B preferred stock for a total of $5,400,000, completing the amounts that were to be made available to Oculex per the terms of the Agreement. Transpac owns 30.3% of the Company's outstanding preferred stock as of December 31, 1999. As specified in the Agreement, Transpac has the right to convert all or any part of the loan and all accrued interest (at 8.0% annually) into shares of Series B preferred stock at $2.00 per share for the first $2.0 million and at $2.75 per share for amounts between $2.0 million and $4.0 million. At December 31, 1999, no loan amounts had been converted.

The loan, including the accrued interest, is due in October 2000, subject to the exercise rights of Transpac.

6.  SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

The Company is authorized to issue 11,000,000 shares of preferred stock, of which 330,000, 7,500,000, and 1,500,000 shares have been designated as Series A, B and C convertible preferred stock, respectively. Each share of Series A, B and C convertible preferred stock has equal voting rights as compared to shares of common stock on an as-if converted basis.

Series A shareholders are not entitled to dividends. Series B and C shareholders are entitled to annual noncumulative cash dividends, when and as declared by the board, but only out of funds that are legally available, at the rate of $0.18 and $0.315 per share, respectively, of each outstanding share of

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Series B and C preferred stock (as adjusted for any stock dividends, combinations, or splits with respect to such shares) in preference to the holders of any other stock. No dividends have been declared or paid by the Company.

Series A, B and C shareholders have a liquidation preference of $1.75, $3.00, and $5.25 per share, respectively, or $23,354,688 in aggregate, plus all declared but unpaid dividends. After payment has been made to the Series A, B and C shareholders, the remaining assets of the Company that are legally available for distribution, if any, shall be distributed ratably to the holders of the common stock and Series A, B and C preferred stock on an as if-converted basis.

Each share of Series A, B and C preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such shares, into one share of common stock. Conversion of the Series A, B and C preferred stock is automatic at the earlier of an initial public offering in excess of $5,000,000 at an offering price of not less than $5.25 per share or the election by more than 50% of the shares held by Series A, B and C shareholders.

WARRANTS

In 1995, the Company issued warrants to two directors to purchase a total of 49,999 shares of Series B preferred stock at an exercise price of $3.00 per share. The warrants expire at the earlier of the closing of an initial public offering of the Company's common stock pursuant to a registration statement under the Securities Act of 1933 or March 6, 2005 for half of the shares and April 15, 2005 for the remainder of the shares.

In 1994 and 1995, the Company issued warrants to its founders to purchase 750,000 shares of the Company's common stock at an exercise price of $0.25 per share and 104,000 shares of Series B preferred stock at an exercise price of $3.00 per share. These warrants were issued for accrued but unpaid salary earned by the founders between July 1992 and September 1995. The warrants expire on the earlier of the closing of an initial public offering of the Company's common stock pursuant to a registration statement under the Securities Act of 1933 or
(i) October 31, 2004 for 500,000 common shares and 70,000 Series B preferred shares; (ii) April 28, 2005 for 34,000 Series B preferred shares; or
(iii) October 2, 2005 for 250,000 common shares.

In 1999, the Company issued a warrant to a consultant to purchase 12,000 shares of the Company's common stock at $0.75 per share. This warrant was issued as an in-kind payment for services provided to the Company in 1999. The warrant expires on the earlier of the tenth anniversary of the date of issuance, the closing of an initial public offering of the Company's common stock pursuant to a registration statement under the Securities Act of 1933, or the closing date of a merger or consolidation of the Company with or into any other entity, including a reverse triangular merger involving the Company (other than a merger or consolidation in which the holders of the voting power of the Company immediately prior to such consolidation or merger hold a majority of the surviving or resulting entity immediately following such consolidation or merger). The Company recorded an expense of approximately $119,000 in 1999 associated with this warrant.

At December 31, 1999, no warrants had been exercised.

STOCK OPTION PLAN

The Amended 1991 Stock Option Plan was adopted in July 1991. Options granted under the plan may be either incentive stock options or supplemental stock options. The Company has reserved 3,470,000

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

shares of common stock for issuance under the plan. Options granted under the plan expire no later than ten years from the date of grant. For incentive stock options and supplemental stock options, the option price shall be at least 100% and 85%, respectively, of the fair value on the date of grant, as determined by the board. If, at the time the Company grants an option and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant.

Options typically vest over a 5 year period but may be granted with different vesting terms.

Option activity is as follows:

                                                                                                       WEIGHTED
                                            SHARES                                                      AVERAGE
                                         AVAILABLE      NUMBER                                        PRICE PER
                                         FOR GRANT   OF SHARES          PRICE PER SHARE   AGGREGATE       SHARE
---------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996...........    794,171     975,688           $0.13 -- $0.35    226,226       $0.23
  Options granted......................   (488,056)    488,056           $0.25 -- $0.75    265,185       $0.54
  Options exercised....................         --     (28,904)          $0.25 -- $0.50     (9,670)      $0.33
  Options canceled.....................     52,961     (52,961)          $0.25 -- $0.35    (13,603)      $0.26
                                         ---------   ---------                            --------
Balance at December 31, 1997...........    359,076   1,381,879           $0.13 -- $0.75    468,138       $0.34
  Options granted......................   (154,812)    154,812           $0.25 -- $0.75    115,366       $0.75
  Options exercised....................         --     (21,076)          $0.25 -- $0.75     (5,836)      $0.28
  Options canceled.....................     15,084     (15,084)          $0.35 -- $0.75     (8,855)      $0.59
                                         ---------   ---------                            --------
Balance at December 31, 1998...........    219,348   1,500,531           $0.13 -- $0.75    568,813       $0.38
  Increase in shares reserved..........  1,670,000          --                      $--         --         $--
  Options granted......................   (170,630)    170,630                    $0.75    127,973       $0.75
  Options exercised....................         --     (51,481)          $0.25 -- $0.75    (21,007)      $0.41
  Options canceled.....................     39,310     (39,310)          $0.25 -- $0.75    (24,524)      $0.62
                                         ---------   ---------                            --------
Balance at December 31, 1999...........  1,758,028   1,580,370           $0.13 -- $0.75   $651,255       $0.41
                                         =========   =========                            ========

At December 31, 1997, 1998 and 1999, options to purchase 831,189, 989,880 and 1,083,221 shares, respectively, were exercisable at prices ranging from $0.13 to $0.75. The weighted average exercise price per share and weighted average contractual life of options outstanding at December 31, 1999 were $0.32 and approximately six years, respectively. The weighted average estimated fair value of stock options granted during 1997, 1998 and 1999 was $0.13, $0.19 and $0.18, respectively.

STOCK-BASED COMPENSATION

The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, when the exercise price of the Company's employee and director stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The effect of applying the minimum value method under SFAS 123 to the Company's stock option grants did not result in pro forma net loss that is materially different from historical amounts reported.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Therefore, such pro forma disclosure information is not separately presented herein. Future pro forma net income and earnings/loss per share results may be materially different from actual amounts presented.

The fair value of the Company's stock-based awards to employees was estimated assuming the expected life of the options of five years, no expected dividend yield, no volatility as the minimum value method was used, and a risk free interest rate of 6.0%, 5.5% and 5.6% for the years ended December 31, 1997, 1998 and 1999, respectively.

During 1999 the Company granted options for 3,130 shares to consultants for services rendered. In accordance with SFAS No. 123, these options have been accounted for at fair value. The resulting expense of approximately $28,000 has been charged to expenses in 1999 as the related services have been rendered in 1999.

DEFERRED COMPENSATION

During the year ended December 31, 1999, the Company recorded aggregate deferred compensation of $1,044,000 representing the difference between the exercise price of stock options granted during 1999 and the deemed fair value of the Company's common stock. The amortization of deferred compensation is charged to operations over the vesting period of the options (generally 5 years) using an accelerated method. For the year ended December 31, 1999, deferred compensation amortization was approximately $295,000.

7.  DISTRIBUTION AND LICENSING AGREEMENTS

In April 1997, the Company entered into two distribution and licensing agreements with Storz Instruments (Storz) (a subsidiary of Bausch & Lomb) for Surodex, the Company's initial product candidate. The agreements provide Storz with exclusive distributor rights for the United States, Canada, the Republic of South Africa, and Europe. The agreements required a $150,000 license fee, which was received and is being recognized by the Company as revenue over the life of the arrangement of 10 years. The agreements also provide the Company the opportunity to earn specified payments upon reaching certain product development milestones. In 1997, the Company achieved a defined milestone by completing Phase II clinical trials for Surodex in the U.S. and received $200,000, which was recognized as revenue. The remaining milestone is FDA or foreign equivalent product approval, requiring a payment of $250,000 to $1,250,000 upon reaching the milestone, depending upon when the milestone is reached. No milestones were reached in 1998 or 1999, and no milestone payments were received. In accordance with the agreements, the Company is entitled to receive royalties based on sales of Surodex by Storz. No sales of Surodex by Storz have been made through December 31, 1999.

8.  INCOME TAXES

As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $10,100,000 and $2,000,000, respectively. The Company also had federal and California research and development tax credit carryforwards of approximately $500,000 and $300,000. The federal and state net operating loss and credit carryforwards will expire at various dates beginning in the year 2000 through 2019, if not utilized.

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets at December 31 are as follows:

                                                                     1998          1999
---------------------------------------------------------------------------------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $3,100,000    $3,500,000
  Capitalized research and development expenses.............   2,100,000     3,900,000
  Research credit carryforwards.............................     600,000       800,000
  Other.....................................................          --       100,000
                                                              ----------    ----------
Total deferred tax assets...................................   5,800,000     8,300,000
Valuation allowance.........................................  (5,800,000)   (8,300,000)
                                                              ----------    ----------
Net deferred taxes..........................................         $--           $--
                                                              ==========    ==========

Because of the Company's lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased by $1,400,000 and $2,500,000 during the years ended December 31, 1998 and 1999.

9.  SUBSEQUENT EVENTS

In March 2000, Oculex's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with the proposed IPO.

REINCORPORATION IN DELAWARE

Prior to the completion of the proposed IPO, the board will approve the reincorporation of Oculex in the State of Delaware. The reincorporation is expected to be approved by the stockholders prior to the closing date of Oculex's initial public offering.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Prior to the completion of the proposed IPO, Oculex will amend and restate its Certificate of Incorporation to provide for authorized capital stock of 75,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

STOCK PLANS

In March 2000, the board amended and restated the 1991 Plan and renamed it as the 2000 Equity Incentive Plan (the "2000 Plan"). This amendment increased the number of shares available under the 2000 Plan to 5,500,000 shares.

In March 2000, the board approved the 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 400,000 shares of common stock has been reserved for issuance under the Purchase Plan, as

--------------------------------------------------------------------------------

OCULEX PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

well as an automatic annual increase on the first day of each of Oculex's fiscal years beginning in 2001 and ending in 2009 equal to the greater of 2% of Oculex's outstanding common stock on the last day of the immediately preceding fiscal year or the number of shares issued under the Purchase Plan in the preceding 12-month period or a lessor number of shares determined by the Board. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented in a series of overlapping offering periods of approximately 24 months duration, with new offering periods, other than the first offering period, commencing on May 31 and November 30 of each year. Each offering period will generally consist of four consecutive purchase periods of six months duration, at the end of which an automatic purchase will be made by the participant. The initial offering and purchase periods are expected to begin on the effective date of Oculex's initial public offering. Eligible employees will be able to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Oculex's common stock at the beginning of each offering period or the end of each purchase period. Under the Purchase Plan employees are not allowed to purchase more than $25,000 of stock in each calendar year.

All of the above board actions are expected to be approved by the stockholders prior to the completion of Oculex's initial public offering.

STOCK OPTION GRANTS

Subsequent to December 31, 1999, Oculex approved grants to employees for options to purchase 1,674,340 shares of common stock at $0.75 per share and 452,080 shares of common stock at $2.00 per share. Oculex will record additional deferred stock compensation with regard to these grants.

SERIES D CONVERTIBLE PREFERRED STOCK

In March 2000, Oculex closed a Series D convertible preferred stock financing. Oculex raised approximately $15.8 million by issuing 3,064,051 shares in connection with this closing. The rights, preferences and privileges of the holders of this stock are similar to those of the holders of Series A, B and C convertible preferred stock.

In connection with the issuance of the Series D Convertible preferred stock, the Company will record a non-cash charge during the three months ended March 31, 2000 to accrete the value of the convertible preferred stock to its fair value. This non-cash charge will be recorded as an increase in accumulated deficit with a corresponding credit to preferred stock and will be recorded at the date of issuance which was the period in which the shares become eligible for conversion.

--------------------------------------------------------------------------------

                                [OCULEX EMBLEM]

--------------------------------------------------------------------------------

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee, the Nasdaq National Market listing fee and the NASD filing fee.


Registration fee............................................  $21,252
Nasdaq National Market listing fee..........................        *
NASD filing fee.............................................    8,550
Blue sky qualification fees and expenses....................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer agent and registrar fees...........................        *
Directors' and Officers' Insurance..........................        *
Miscellaneous...............................................        *
                                                              -------
        Total...............................................  $     *
                                                              =======

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

-   for any breach of duty of loyalty to us or to our stockholders;

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

-   under Section 174 of the Delaware General Corporation Law; or

- for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by us or in our right, arising out of person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

The underwriting agreement will provide for indemnification by our underwriters, our directors, our officers who sign the registration statement, and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 1997, we have sold and issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. We believe that all recipients had adequate access to information about us, through their relationships with us.

Since January 1, 1997, we have sold and issued the following unregistered securities:

(1) From January 1, 1997 to March 31, 2000, we granted incentive stock options and nonstatutory stock options to purchase an aggregate of 2,055,691 shares of our common stock at exercise prices ranging from $0.25 to $0.75 per share to employees, directors and consultants under the 2000 Equity Incentive Plan.

(2) From January 1997 to December 1997, we sold an aggregate of 2,363,385 shares of our Series B Preferred Stock to six private investors for an aggregate purchase price of $6,073,635.

(3) From December 1997 to June 1998, we sold an aggregate of 1,328,296 shares of our Series C Preferred Stock to 24 private investors for an aggregate purchase price of $6,973,550.

(4) In 1999, we issued a warrant to a consultant to purchase 12,000 shares of our common stock at an exercise price of $0.75 per share. The warrant expires upon the closing of the Initial Public Offering.

(5) In March 2000, we sold an aggregate of 3,064,051 shares of our Series D Preferred Stock to 55 private investors for an aggregate purchase price of $16,086,267.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
-------                 -----------------------
        1.1*            Form of Underwriting Agreement.
        3.1*            Certificate of Incorporation of Registrant, to be effective upon Registrant's reincorporation in Delaware.
        3.2*            Amended and Restated Certificate of Incorporation of
                          Registrant to be effective upon the closing of the
                          offering made pursuant to this Registration Statement.
        3.3*            Bylaws of Registrant to be effective upon Registrant's
                          reincorporation in Delaware and upon the closing of the
                          offering made pursuant to this Registration Statement.
        4.1*            Specimen Common Stock Certificate.
        4.2             Investor Rights Agreement between Registrant and the holders of the Registrant's Series C Preferred Stock.
        4.3             Investor Rights Agreement between Registrant and certain
                          holders of the Registrant's Series B Preferred Stock.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
-------                 -----------------------
        4.4             Investor Rights Agreement between Registrant and the holders of the Registrant's Series D Preferred Stock.
        5.1*            Opinion of Cooley Godward LLP.
       10.1             Form of Indemnity Agreement between the Registrant and its officers and directors.
       10.2             Registrant's 2000 Equity Incentive Plan and related
                          documents.
       10.3             Registrant's 2000 Employee Stock Purchase Plan and related documents.
       10.4             Registrant's 401(k) Plan effective January 1, 1996.
       10.5             Lease Agreement, dated January 5, 2000, between Registrant and The Irvine Company.
       10.6             Lease Agreement, dated October 29, 1998, between Registrant and Ed Nino.
       10.7             Lease Agreement, dated January 19, 1996, between Registrant and Pastoria Limited Partnership.
       10.8*            Lease Agreement Extension, dated December 8, 1999, and Lease
                          Agreement dated November 22, 1996, between Registrant and
                          Bioprocessing Technology Centre.
       10.9             Employment Agreement, dated March 8, 2000, between
                          Registrant and Donald J. Eaton.
       10.10            Employment Agreement, dated March 10, 2000, between
                          Registrant and Douglas Hawkins.
       10.11*           Employment Agreement between Registrant and Michael Nash.
       10.12+           Research Agreement, dated December 15, 1999, between
                          Registrant and Allergan Sales, Inc.
       10.13+           Distribution, Supply and License Agreement for the US, dated
                          April 14, 1997 between Registrant and Storz Instrument
                          Company.
       10.14+           Distribution, Supply and License Agreement for foreign
                          territories, dated April 14, 1997 between Registrant and
                          Storz Instrument Company.
       10.15            Second Supplemental Agreement, dated December 8, 1997, by
                          and between Registrant, Dr. Jerry Gin and Dr. Vernon Wong, and Transpac Industrial Holdings Limited, Transpac Capital
                          Pte Ltd. and Regional Investment Company Limited.
       10.16+           International Distribution Agreement, dated April 1997,
                          between Registrant and Laboratorios Sophia.
       21.1             List of Registrant's Subsidiaries.
       23.1             Consent of Ernst & Young LLP, Independent Auditors.
       23.2*            Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.
       23.3*            Consent of Flehr Hohbach Test Albritton & Herbert.
       24.1             Power of Attorney. Reference is made to the signature page.
       27.1             Financial Data Schedule.

------------

*  TO BE FILED BY AMENDMENT.

+  CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS
    EXHIBIT. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(B) FINANCIAL STATEMENT SCHEDULES ARE OMITTED BECAUSE THEY ARE NOT APPLICABLE, OR BECAUSE THE INFORMATION IS INCLUDED IN THE FINANCIAL STATEMENTS OR THE NOTES THERETO.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) That for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

    (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of this issue.

    (4) To provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Santa Clara, State of California, on the 6th day of April, 2000.

                                                       OCULEX PHARMACEUTICALS, INC.

                                                       By:             /s/ DONALD J. EATON
                                                            ------------------------------------------
                                                                         Donald J. Eaton
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald J. Eaton and Douglas Hawkins, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON APRIL 6, 2000 IN THE CAPACITIES AND ON THE DATES INDICATED:

                 SIGNATURES                                    TITLE                        DATE
                 ----------                                    -----                        ----
             /s/ DONALD J. EATON               Chief Executive Officer and Director     April 6, 2000
  ----------------------------------------
               Donald J. Eaton

             /s/ DOUGLAS HAWKINS               Chief Financial Officer, Senior Vice     April 6, 2000
  ----------------------------------------       President
               Douglas Hawkins

              /s/ JERRY B. GIN                 President and Director                   April 6, 2000
  ----------------------------------------
                Jerry B. Gin

             /s/ VERNON G. WONG                Chief Scientific Officer and Director    April 6, 2000
  ----------------------------------------
               Vernon G. Wong

               /s/ KING Y. LEE                 Director                                 April 6, 2000
  ----------------------------------------
                 King Y. Lee

              /s/ ERNEST MARIO                 Director                                 April 6, 2000
  ----------------------------------------
                Ernest Mario

            /s/ MICHAEL F. BIGHAM              Director                                 April 6, 2000
  ----------------------------------------
              Michael F. Bigham

--------------------------------------------------------------------------------

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
    1.1*                Form of Underwriting Agreement.
    3.1*                Certificate of Incorporation of Registrant, to be effective upon Registrant's reincorporation in Delaware.
    3.2*                Amended and Restated Certificate of Incorporation of
                        Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
    3.3*                Bylaws of Registrant to be effective upon Registrant's
                        reincorporation in Delaware and upon the closing of the
                        offering made pursuant to this Registration Statement.
    4.1*                Specimen Common Stock Certificate.
    4.2                 Investor Rights Agreement between Registrant and the holders of the Registrant's Series C Preferred Stock.
    4.3                 Investor Rights Agreement between Registrant and certain
                        holders of the Registrant's Series B Preferred Stock.
    4.4                 Investor Rights Agreement between the Registrant and the
                        holders of the Registrant's Series D Preferred Stock.
    5.1*                Opinion of Cooley Godward LLP.
   10.1                 Form of Indemnity Agreement between the Registrant and its officers and directors.
   10.2                 Registrant's 2000 Equity Incentive Plan and related
                        documents.
   10.3                 Registrant's 2000 Employee Stock Purchase Plan and related documents.
   10.4                 Registrant's 401(k) Plan effective January 1, 1996.
   10.5                 Lease Agreement, dated January 5, 2000, between Registrant and The Irvine Company.
   10.6                 Lease Agreement, dated October 29, 1998, between Registrant and Ed Nino.
   10.7                 Lease Agreement, dated January 19, 1996, between Registrant and Pastoria Limited Partnership.
   10.8*                Lease Agreement Extension, dated December 8, 1999, and Lease
                        Agreement dated November 22, 1996, between Registrant and
                        Bioprocessing Technology Centre.
   10.9                 Employment Agreement, dated March 8, 2000, between
                        Registrant and Donald J. Eaton.
   10.10                Employment Agreement, dated March 10, 2000, between
                        Registrant and Douglas Hawkins.
   10.11*               Employment Agreement between Registrant and Michael Nash.
   10.12+               Research Agreement, dated December 15, 1999, between
                        Registrant and Allergan Sales, Inc.
   10.13+               Distribution, Supply and License Agreement for the US, dated
                        April 14, 1997 between Registrant and Storz Instrument
                        Company.
   10.14+               Distribution, Supply and License Agreement for foreign
                        territories, dated April 14, 1997 between Registrant and
                        Storz Instrument Company.
   10.15                Second Supplemental Agreement, dated December 8, 1997, by
                        and between Registrant, Dr. Jerry Gin and Dr. Vernon Wong, and Transpac Industrial Holdings Limited, Transpac Capital
                        Pte Ltd. and Regional Investment Company Limited.
   10.16+               International Distribution Agreement, dated April 1997,
                        between Registrant and Laboratorios Sophia.
   21.1                 List of Registrant's Subsidiaries.
   23.1                 Consent of Ernst & Young LLP, Independent Auditors.
   23.2*                Consent of Cooley Godward LLP. Reference is made to Exhibit
                        5.1.
   23.3*                Consent of Flehr Hohbach Test Albritton & Herbert.
   24.1                 Power of Attorney. Reference is made to the signature page.
   27.1                 Financial Data Schedule.

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*  TO BE FILED BY AMENDMENT.

+  CONFIDENTIAL TREATMENT REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS
    EXHIBIT. OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(B) FINANCIAL STATEMENT SCHEDULES ARE OMITTED BECAUSE THEY ARE NOT APPLICABLE, OR BECAUSE THE INFORMATION IS INCLUDED IN THE FINANCIAL STATEMENTS OR THE NOTES THERETO.